EXHIBIT 10


                               PURCHASE AGREEMENT

             THIS AGREEMENT, dated as of April 17, 1998, is made between and among CHILDREN'S BROADCASTING CORPORATION, a Minnesota corporation (referred to herein as "CBC"); CHILDREN'S RADIO OF CHICAGO, INC., a Minnesota corporation ("CRC"), CHILDREN'S RADIO OF DALLAS, INC., a Minnesota corporation ("CR Dallas"), CHILDREN'S RADIO OF DENVER, INC., a Minnesota corporation ("CR Denver"), CHILDREN'S RADIO OF KANSAS CITY, INC., a Minnesota corporation ("CRKC"), CHILDREN'S RADIO OF MINNEAPOLIS, INC. ("CR Minneapolis), CHILDREN'S RADIO OF LOS ANGELES, INC., a Minnesota corporation ("CRLA"), CHILDREN'S RADIO OF MILWAUKEE, INC., a Minnesota corporation ("CRM"), CHILDREN'S RADIO OF PHILADELPHIA, INC., a Minnesota corporation ("CR Philadelphia"), and CHILDREN'S RADIO OF PHOENIX, INC., a Minnesota corporation ("CR Phoenix") (CRC, CR Dallas, CR Denver, CRKC, CRLA, CRM, CR Minneapolis, CR Philadelphia and CR Phoenix are collectively referred to herein as the "Asset Subsidiaries"); KAHZ-AM, INC. ("KAHZ-AM"), KCNW-AM, INC. ("KCNW-AM"), KIDR-AM, INC. ("KIDR-AM"), KKYD-AM, INC. ("KKYD-AM"), KPLS-AM, INC. ("KPLS-AM"), WAUR-AM, INC. ("WAUR-AM"), WPWA-AM, INC. ("WPWA-AM"), WWTC-AM, INC. ("WWTC-AM"), and WZER-AM, INC. ("WZER-AM"), all Minnesota corporations (KAHZ-AM, KCNW-AM, KIDR-AM, KKYD-AM, KPLS-AM, WAUR-AM, WPWA-AM, WWTC-AM and WZER-AM are collectively referred to herein as the "License Subsidiaries"); the Asset Subsidiaries and the License Subsidiaries are collectively referred to herein as the "Subsidiaries"; and CBC and the Subsidiaries are collectively referred to herein as the "Sellers"); CHILDREN'S RADIO OF NEW YORK, INC., a New Jersey corporation ("CRNY"); and CATHOLIC RADIO NETWORK, LLC, a California limited liability company (the "Buyer"); and

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                              W I T N E S S E T H :

             THAT, WHEREAS, CBC is the owner and holder of 100% of the issued and outstanding stock of the Asset Subsidiaries and of CRNY; and

             WHEREAS, each of the Asset Subsidiaries is the owner of the assets described herein relating to the operation of the radio station indicated below licensed to the community listed below (collectively referred to herein as the "Stations"), except for the Federal Communications Commission (the "FCC" or the "Commission") licenses, permits or authorizations issued with respect to the Stations, and each is the owner and holder of 100% of the issued and outstanding stock of the License Subsidiary designated by the respective Station's call letters:

                CR Dallas            KAHZ(AM)          Fort Worth, Texas
                   CRKC              KCNW(AM)          Fairway, Kansas
                CR Phoenix           KIDR(AM)          Phoenix, Arizona
                CR Denver            KKYD(AM)          Denver, Colorado
                   CRLA              KPLS(AM)          Orange, California
                   CRC               WAUR(AM)          Sandwich, Illinois
             CR Philadelphia         WPWA(AM)          Chester, Pennsylvania
             CR Minneapolis          WWTC(AM)          Minneapolis, Minnesota
                   CRM               WZER(AM)          Jackson, Wisconsin; and

             WHEREAS, the License Subsidiaries are the FCC licensees and/or permittees of the Stations indicated above; and

             WHEREAS, CRNY is the owner of the assets described herein relating to the operation of radio station WJDM(AM), licensed to Elizabeth, New Jersey ("WJDM") except the FCC licenses, permits and authorizations issued with respect to WJDM, and is the owner and holder of 100% of the issued and outstanding stock of WJDM-AM, Inc. ("WJDM Co."), which is the FCC licensee and/or permittee of WJDM; and

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             WHEREAS, subject to and conditioned upon the consent of the FCC, the Sellers desire to sell and transfer and Buyer desires to purchase and acquire substantially all of the tangible and intangible assets of the Sellers used or held for use in connection with the operation of the Stations, and all of the issued and outstanding stock of CRNY (the "CRNY Stock"), all as is more fully described below.

             NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                           SALE AND TRANSFER OF ASSETS

             At closing of the transactions described herein ("Closing"), the Sellers shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any lien, encumbrance, interest, reservation, restriction, mortgage or security interest of any nature whatsoever, except Permitted Encumbrances (as defined in Section 1.10 below), all properties and assets, real and personal, tangible and intangible, of every type and description owned by the Sellers and used or held for use in connection with the operation of the Stations (except for "Excluded Assets" as described in Section 1.9 below), including the business and goodwill (collectively, the "Acquired Assets"). Without limiting the foregoing, the Acquired Assets shall include the following, except to the extent that any of the following are Excluded Assets:

1.1. All licenses, permits and authorizations issued by the Commission for the operation of, or used in connection with, the operation of the Stations, including but not limited to those listed on Schedule A attached hereto, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto, or applications filed between the date hereof and the Closing Date (collectively, the "Licenses");

1.2. All of the Sellers' owned or leased real property interests of every kind or description, or options or agreements to acquire real property interests relating to the operation of the Stations, including but not limited to that which is described in Schedule B attached hereto(collectively, the "Real Property");

1.3. All tangible personal property of every kind and description owned by the Sellers used or held for use in the operation of the Stations, including but not limited to the property listed on Schedule C attached hereto, and any additions, replacements therefor or improvements thereof acquired or constructed prior to Closing (collectively, the "Personal Property");

1.4. All of the Sellers' rights and benefits under the business agreements, programming agreements, time sales agreements, real and personal property leases, real property licenses and contracts in connection with the operation of the Stations which, by their terms, will survive Closing, including without limitation, those listed on Schedule D attached hereto,

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             including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases and contracts made or entered into by the Sellers in the Ordinary Course of Business, as defined in Section 6.5 hereof, approved in writing by Buyer, between the date hereof and the Closing which, by their terms, will survive Closing, (collectively, the "Contracts");

1.5. All other licenses, permits or authorizations issued by any government or regulatory agency other than the FCC, which are used or held for use in connection with the operation of the Stations, all of which are listed on Schedule A and pending applications therefor (collectively, the "Permits");

1.6. All right, title and interest of the Sellers in and to the use of the call letters for the Stations (referred to herein as the "Call Letters"), together with all common law property rights, goodwill, copyrights, trademarks, service marks, trade names, patents, jingles, logotypes, slogans and other similar rights used or held for use in connection with the operation of the Stations, including all accretions thereto, including without limitation, those listed on Schedule E attached hereto, and including all right, title and interest in and to the marks "KAHZ," "KIDR," "KKYD," "KPLS," "WAUR," "WJDM," "WPWA," "WWTC" and "WZER" (and the goodwill appurtenant thereto) and all those acquired by Sellers between the date hereof and Closing, and including all rights of Sellers in the programming broadcast over the Stations, or used or held for use by the Stations, whether recorded on tape or any other substance or intended for live performances and whether completed or in production, by the Stations (collectively, the "General Intangibles");

1.7. All of the Sellers' magnetic media, electronic data processing files, systems and computer programs, logs, public files, records required by the FCC, vendor contracts, supplies, maintenance records or similar business records relating to or used in connection with the operation of the Stations, corporate records and tax records of CRNY but not including records pertaining to corporate affairs of Sellers (including tax records), provided copies are supplied to Buyer. The Sellers shall have reasonable access to all such records which might be in the possession of Buyer for a period of two (2) years following the Closing, and shall, at its own expense, have the right to make copies thereof;

1.8. All rights and claims of Sellers whether mature, contingent or otherwise, against third parties relating to the Acquired Assets including pre-paid items and deposits (subject to proration under Section 4.3 hereof), whether in tort, contract, or otherwise, including those under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors;

1.9. "Excluded Assets" are cash on hand, accounts receivable and those assets specifically labeled and described on Schedules B through E as Excluded Assets; and

1.10. "Permitted Encumbrances" shall be limited to liens for taxes not yet due and payable, obligations of Sellers which Buyer expressly assumes hereunder or expressly agrees to accept at Closing, and with respect to Owned Real Property, Permitted Encumbrances shall include those matters disclosed on title commitments delivered to Buyer, relating to building and zoning laws, ordinances, state and federal regulations, restrictions relating to use or improvements of the property without effective forfeiture provisions, reservation of mineral rights in states, utility and drainage easements which do not interfere with existing improvements.

                                    ARTICLE 2
                         SALE AND TRANSFER OF CRNY STOCK

             At Closing, CBC shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any lien, encumbrance, interest, reservation, restriction, mortgage or security interest of any nature whatsoever, the CRNY Stock. The assets of CRNY and of WJDM Co. are labeled and described on the appropriate Schedules described in Article 1 hereto (the "CRNY Assets"), all representations and warranties contained herein relating to the Acquired Assets are also being made by CBC with respect to the CRNY Assets, and the Acquired Assets and the CRNY Assets are collectively referred to herein as the "Station Assets." At Closing CRNY shall assign its accounts receivable to CBC and pay to CBC an amount equal to the CRNY cash on hand.


                                    ARTICLE 3
                     AGREEMENT REGARDING ADDITIONAL STATIONS

3.1. CBC has entered into letters of intent with third parties regarding the purchase and sale of substantially all the assets of CBC or its subsidiaries used or held for use in connection with the operation of radio stations KTEK(AM), licensed to Alvin, Texas, KYCR(AM), licensed to Golden Valley, Minnesota and WCAR(AM), licensed to Livonia, Michigan (collectively, the "Additional Assets"). The Additional Assets are described and separately identified on the appropriate Schedules hereto. It is CBC's intent to negotiate and enter into definitive purchase agreements with such third parties in accordance with the terms of such letters of intent prior to April 25, 1998, and to close upon the sales of the Additional Assets to such third parties. In the event, however, that definitive purchase agreements are not entered into with such third parties before April 25, 1998, then the parties agree that this Agreement shall be amended to include the Additional Assets with the Acquired Assets. In such event, Article 4 shall be amended to increase the purchase price by an amount equal to the Station Aggregate Value (as defined in Section 4.6 hereof) of the Stations being added to the Acquired Assets; CBC shall cause its subsidiaries which hold the Additional Assets to join in this Agreement; the parties shall join in preparing, submitting and prosecuting appropriate applications or amendments to the applications to the FCC for its consent to the assignment of the Additional Assets; and both parties shall execute and deliver such other documents and instruments necessary to effectuate the intent expressed in this Article 3.

3.2. In the event such definitive agreements are entered into with the third parties prior to April 25, 1998, Buyer shall have no further obligations under this Article 3 with respect to the Additional Assets, provided, however, that if the transactions to purchase the Additional Assets are not consummated with the third parties in the ordinary course and/or either or both of such agreements is terminated, Buyer shall have the option, but not the obligation, to purchase any or all of the Stations comprising the Additional Assets for the Station Aggregate Value of such Stations. Buyer shall have fifteen (15) business days following notice of termination of an agreement to purchase Additional Assets to notify Sellers of its exercise of such option. If notice is not given within such time, the option shall expire.

             If Sellers exercise any option to purchase Additional Assets pursuant to this Section 3.2, the parties shall execute a definitive purchase agreement containing terms consistent with the terms set forth herein within ten (10) business days of receipt of the notice of exercise.


                                    ARTICLE 4
                           PURCHASE PRICE AND PAYMENTS

4.1. PURCHASE PRICE. As the purchase price for the Acquired Assets and the CRNY Stock, Buyer agrees to pay to CBC the sum of Fifty-seven Million and no/100 Dollars ($57,000,000.00), subject to adjustment as provided herein (the "Purchase Price").

4.2. METHOD OF PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid as follows:

             4.2.1. Three Million and no/100 Dollars ($3,000,000.00) shall be wire transferred to Seller's lender, Foothill Capital Corporation ("Foothill") upon the execution of this Agreement pursuant to a Deposit Escrow Account Agreement in the form attached hereto as Exhibit A (the "Deposit"). The Deposit shall serve to secure Buyer's obligations under this Agreement and shall not constitute payment of the Purchase Price unless so applied by Buyer. Foothill shall hold the Deposit and disburse it to CBC as follows:

                          (i)          One Million and no/100 Dollars
                                       ($1,000,000.00) on the date of execution hereof;

                          (ii)         One Million and no/100 Dollars
                                       ($1,000,000.00) thirty (30) days from the
                                       date hereof; and

                          (iii)        One Million and no/100 Dollars
                                       ($1,000,000.00) sixty (60) days from the
                                       date hereof.

                         In the event of a termination of this Agreement by Sellers pursuant to Section 9.3(d) hereof, Sellers shall be entitled to retain the Deposit as liquidated damages in full and complete satisfaction of any and all claims hereunder;

             4.2.2. Forty-nine Million and no/100 Dollars ($49,000,000.00) shall be paid to Sellers (or their designees to pay off outstanding liens or encumbrances on the Station Assets) in immediately available funds by wire transfer at Closing;

             4.2.3. Five Million and no/100 Dollars ($5,000,000.00) of the Purchase Price payable hereunder shall be payable pursuant to the terms of a promissory note in substantially the form attached hereto as Exhibit B (the "Note"). The Note will be secured by a lien upon the Acquired Assets and the CRNY Assets pursuant to the terms of a Security Agreement in the form reasonably acceptable to counsel for Sellers, Buyer and counsel for Buyer's principal lenders (the "Security

                          Agreement"). The Security Agreement shall be executed by Buyer and delivered to Sellers at Closing, and the lien in favor of Sellers will be subordinated to the liens of Buyer's lenders which finance the purchase of the Acquired Assets or the CRNY Stock; and

             4.2.4. At Closing, Buyer shall enter into and deliver an escrow agreement substantially in the form attached hereto as Exhibit C (the "Indemnity Escrow Agreement"), for the purposes of securing Sellers' indemnification obligations under Article 8 hereof (the "Indemnity Escrow Account"). The Indemnity Escrow Agreement shall be funded by CBC according to its terms in the event that Buyer either elects to deliver cash at Closing instead of the Note and Security Agreement, or, in the event that Buyer exercises its right after Closing to prepay the Note, such prepayment shall be paid into the Indemnity Escrow Account until fully funded before prepayments are paid directly to Sellers.

4.3.         ADJUSTMENTS AND PRORATIONS.

             4.3.1. The operations of the Stations and WJDM and the income and expenses attributable thereto up to 12:01 A.M. on the day of the Closing shall, except as otherwise provided in this Agreement be for the account of the Sellers and thereafter shall be for the account of Buyer. Expenses such as power and utility charges, lease rents, property taxes according to year of payment, frequency discounts, annual license fees (if any), FCC regulatory fees, and similar deferred items shall be prorated between the Sellers and the Buyer. Prepaid deposits shall also be prorated between the Sellers and the Buyer. The employment of all the Stations' employees by the Sellers shall be terminated as of the Closing Date, and Buyer may employ employees of its choice and in its sole discretion from and after said date upon terms acceptable to Buyer and such employees. Any prorations shall be made and paid insofar as feasible at the Closing, with a final settlement within ninety (90) days after the Closing. Any excess of $10,000 in aggregate trade balances for the Stations and CRNY as of the Closing shall be paid by Sellers to Buyer at Closing as a proration, and positive trade balances shall inure to the benefit of Buyer.

             4.3.2. For purposes of the Closing, the adjustments and prorations described in Section 4.3.1 (the "Proration Amounts"), shall be estimated based on the most current available data and made at Closing based upon such estimates.

             4.3.3. Sellers and Buyer shall attempt to agree on a final determination of the Proration Amounts within 90 days following the Closing Date. Immediately upon such agreement, Sellers shall pay Buyer, or Buyer shall pay Sellers, as the case may be, any amount owing by reason of the difference between (A) the payment made at Closing based on the estimated Proration Amounts and (B) the Proration Amounts as finally determined. If Sellers and Buyer shall not have reached an agreement within 90 days following the Closing Date, any dispute shall be referred to a "Big Six" accounting firm that is not currently performing services for either Buyer or

                          Sellers (the "Accountant"). The determination of the Accountant shall be conclusive and binding upon Sellers and Buyer, and a payment shall be made by Buyer to Sellers or by Sellers to Buyer, as the case may be, promptly upon such determination by the Accountant to adjust the Proration Amounts. The fees and expenses of the Accountant shall be allocated by the Accountant to one or both of the parties based on the principle that the party who does not substantially prevail should bear the costs of the Accountant.

4.4. PARTIAL AND ADDITIONAL CLOSING ADJUSTMENTS. Further adjustments to the purchase price payable hereunder may be made pursuant to the provisions of Sections 3, 6.9.5(c), 9.1, 9.2 and 10.3 below.

4.5. ASSUMED LIABILITIES. At Closing Buyer will assume the obligations of Sellers under the Contracts subject to the provisions of Section
             4.3. Except as expressly assumed by Buyer hereunder as provided for in this Agreement, at the Closing Buyer shall not assume, incur or be charged with, in connection with the transactions herein contemplated, any liabilities or obligations of any nature whatsoever, contingent or otherwise, in particular those arising on or before the Closing Date. Without limitation of the foregoing, Buyer shall not assume any obligations to the Stations' employees under any employee benefit plans or employment contracts. Sellers shall retain and discharge all such obligations and liabilities not expressly assumed by Buyer hereunder.

4.6. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets and the CRNY Stock as set forth in the attached Schedule F. The values of the Acquired Assets and the CRNY Stock with respect to each of the Stations and WJDM are set forth with an aggregate allocation value as to all Acquired Assets and Additional Assets associated with the operation of each of the Stations and CRNY set out thereon as the station aggregate value (the "Station Aggregate Value") for each of the Stations and WJDM. Such allocation will be used for all purposes, including preparation and filing of IRS Form 8594 with respect to the transactions contemplated by this Agreement.


                                    ARTICLE 5
                            NON-COMPETITION AGREEMENT

              At Closing, the parties shall enter into a Consulting and Non-Competition Agreement (the "Non-Competition Agreement") in the form attached hereto as Exhibit D pursuant to which Buyer shall pay to Christopher T. Dahl the sum of One Million Two Hundred Thousand and no/100 Dollars ($1,200,000.00) according to the terms and conditions set forth therein.


                                    ARTICLE 6
                    THE SELLERS' AND CRNY'S REPRESENTATIONS,
                            WARRANTIES AND AGREEMENTS

             The Sellers, jointly and severally, with respect to all representations, warranties and agreements contained in this Article 6, and CRNY, with respect to all representations, warranties and agreements made by it in this Article 6, hereby represent, warrant and agree as follows, which representations and warranties shall be deemed to have been made again at Closing and which agreements shall remain in effect from the date hereof until such time as specified herein:

6.1. CORPORATE EXISTENCE AND POWERS. The Sellers are corporations organized and existing in good standing under the laws of the State of Minnesota, with full power and authority to enter into this Agreement and to enter into and complete the transactions contemplated herein and therein; CRNY is a corporation organized and existing in good standing under the laws of the State of New Jersey, with full power and authority to enter into this Agreement and to enter into and complete the transactions contemplated herein; CRC is, and will be at the time of Closing, qualified to do business in the State of Illinois; CR Dallas is, and will be at the time of Closing, qualified to do business in the State of Texas; CR Denver is, and will be at the time of Closing, qualified to do business in the State of Colorado; CRKC is, and will be at the time of Closing, qualified to do business in the State of Kansas; CRLA is, and will be at the time of Closing, qualified to do business in the State of California; CRM is, and will be at the time of Closing, qualified to do business in the State of Wisconsin; CRNY is, and will be at the time of Closing, qualified to do business in the State of New York; CR Philadelphia is, and will be at the time of Closing, qualified to do business in the State of Pennsylvania; and CR Phoenix is, and will be at the time of Closing, qualified to do business in the State of Arizona; all required corporate actions have been duly and validly taken by the Sellers and CRNY to make and carry out this Agreement, which is a valid and binding obligation of Sellers and CRNY and which is enforceable against them in accordance with its terms; the execution of this Agreement and the completion of the transactions contemplated herein will not result in the violation of any of the charter documents of Sellers or CRNY or any order, license, permit, rule, judgment or decree to which any of the Sellers or CRNY is subject or the breach of any Contract or cause the acceleration of any obligations under any Contract; and, except for receipt of the Commission's Final Approval (as defined herein) with respect to the assignment of the Licenses and transfer of control to Buyer, no other consents of any kind are required that have not been obtained for the Sellers or CRNY to make or carry out the terms of this Agreement, except with respect to those consents required of parties to Contracts listed on Schedule D, with respect to assignment and assumption of specific contract rights and obligations, and the consent of CBC's shareholders. The Sellers shall use their best efforts to obtain third party consents to assignment with respect to all of the Contracts to the extent required by such documents. Buyer shall reasonably cooperate with the Sellers in obtaining all such required consents, but in no event shall Buyer be required to make any payment to obtain such consents.

6.2. COMPLIANCE WITH LAWS; LICENSES AND PERMITS. Sellers and CRNY are not subject to any notice asserting any noncompliance by Sellers or CRNY, with any applicable statute, law, rule or regulation, whether federal, state, local or otherwise, in connection with the ownership of the Acquired Assets or the CRNY Assets or the operation of the Stations or WJDM. Sellers and CRNY have complied and are in compliance in all material respects with all statute, laws, rules, regulations and governmental orders, federal, state, local or otherwise applicable to Sellers' operation of the Stations and CRNY's operation of WJDM and ownership of the Acquired Assets and the CRNY Assets, except as disclosed on Schedule A. With the exception of the Licenses which are addressed below in this Section 6.2, Sellers and CRNY have obtained and validly hold all permits, licenses and approvals, none of which has been rescinded and all of which are in full force and effect, from all Governmental Authorities (as defined herein) necessary in order to conduct the operations of the Stations and WJDM in accordance with applicable law, as presently conducted and to own, use and maintain the Acquired Assets and the CRNY Assets, all of which permits, licenses and approvals are identified on Schedule A. As used herein, "Governmental Authorities" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state of the United States or the District of Columbia. No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other transactional documents by any Seller or CRNY or the performance by any Seller or CRNY of its obligations hereunder or thereunder except compliance with any applicable requirements of the Communications Act of 1934 or as noted on Schedule A. Each of the License Subsidiaries and WJDM Co. is the holder of the Licenses indicated on Schedule A, all of which are valid, in full force and effect and which have been unconditionally issued for the full license term. The Licenses constitute all of the licenses, grants, permits, waivers and authorizations issued by the FCC and required for and/or used in the operation of the Stations and WJDM as they are currently being operated. Each License Subsidiary and WJDM Co. is fully qualified to hold its Licenses. All ownership and employment reports, renewal applications, and other reports and documents required to be filed for the Stations and WJDM have been properly and timely filed, except as noted on Schedule A. The Stations and WJDM are operating in all material respects in accordance with the Licenses, and in compliance with the Communications Act of 1934, as amended, and the rules and regulations of the Commission, including, without limitation, those regulations governing the Stations' and WJDM's equal employment opportunity practices and public files, and any other applicable laws, ordinances, rules and regulations, except as disclosed on Schedule A. Sellers, CRNY and WJDM Co. have complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the registration, construction and/or alteration of Sellers' and CRNY's antenna structures, and "no hazard" determinations for each antenna structure have been obtained. The Licenses are unimpaired by any act or omission of Sellers or CRNY or their officers, directors, employees and agents and Sellers, CRNY and WJDM Co. will not, without Buyer's prior written consent, by an act or omission, surrender, modify, forfeit or fail to seek renewals on regular terms, of any License, or cause the Commission or other regulatory authority to institute any proceeding for the cancellation or modification of any such License, or fail to prosecute with due diligence any pending application to the Commission. There is not now pending, nor to the best of Sellers' and CRNY's knowledge threatened, any action by or before the Commission or other regulatory authority to revoke, cancel, rescind, modify (except as to any applications by the Sellers, CRNY or WJDM Co. shown on Schedule A) or refuse to renew in the ordinary course any of the Licenses, or any investigation, order to show cause, notice of violation, notice of inquiry, notice of apparent liability or of forfeiture or complaint against the Stations, WJDM, Sellers, CRNY or WJDM Co., and Sellers, CRNY and WJDM Co. have no knowledge of any basis for the commencement of any such proceeding in the future, except as disclosed on Schedule G. Should any such action or investigation be commenced, order or notice be released, or complaint be filed, Sellers or CRNY will promptly notify Buyer and take all actions necessary to protect the Stations and WJDM and the Licenses from any material adverse impact. All reports, statements and other documents relating to the Stations or WJDM filed by the Sellers, CRNY, WJDM Co. or the Stations with the FCC or any other Governmental Authority were true, correct and complete in all material respects when filed.

6.3. FINANCIAL STATEMENTS. CBC has delivered to the Buyer its unaudited balance sheets dated December 31, 1996, and December 31, 1997 (the latter of which are referred to herein as the "1997 Balance Sheet") and unaudited statements of operations for the twelve months ended December 31, 1996, and December 31, 1997 for each of the Stations and WJDM and CRNY, other than KIDR(AM), as to which no 1996 financial statements have been delivered, and CBC's Form 10- KSB for the year ended December 31, 1997, containing CBC's audited consolidated financial statements for such period. The Sellers and CRNY will deliver unaudited statements of operations for each of the Stations and WJDM within fifteen (15) calendar days after their preparation. Such financial statements and balance sheets and the notes thereto are true, complete and accurate in all material respects and fairly present the consolidated assets, liabilities and financial condition of the Stations and WJDM as at the respective dates thereof, and such statements of operations and the notes thereto are true, complete and accurate in all material respects and fairly present the results of operations for the periods indicated, and all such financial statements, balance sheets and statements of operations have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and properly reflect all intercompany transfers.

6.4. NO UNDISCLOSED LIABILITIES. None of the Stations, nor CRNY nor WJDM has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the 1997 Balance Sheet, except for liabilities and obligations incurred in the Ordinary Course of Business and consistent with past practice since the date thereof (none of which liabilities and obligations is a liability for breach of contract, tort, infringement or violation of law and all of which together are not material in the aggregate); and the reserves reflected in the 1997 Balance Sheets are adequate, appropriate and reasonable under generally accepted accounting standards for a business of the same type and nature as the Stations and WJDM.

6.5. ACQUIRED ASSETS AND THE CRNY ASSETS. The Acquired Assets and the CRNY Assets to be transferred to Buyer at Closing represent all the assets necessary for the Stations' and WJDM's current and continuing operations; prior to Closing, none of the Acquired Assets or the CRNY Assets will be sold, leased or otherwise disposed of unless replaced by a substantially similar asset of equal or greater value; Sellers have good, valid and marketable title to all of the Acquired Assets and the Owned Real Property, CRNY has good, valid and marketable title to all of the CRNY Assets, and CBC has good, valid and marketable title to the CRNY Stock, which, in each case, will at Closing be free and clear of all security interests of every kind or character (other than Permitted Encumbrances); Sellers and CRNY are the owners of all items of Personal Property which are used in the operation of the Stations and WJDM, respectively, and, at Closing, all of the Acquired Assets and the CRNY Stock shall be owned by and transferred by the Sellers to Buyer free and clear of all liens, encumbrances, interests, restrictions or preemptive rights of any kind whatsoever excepting only Permitted Encumbrances, and the CRNY Assets shall be owned by CRNY and free and clear of all liens, encumbrances, interests or restrictions of any kind whatsoever excepting only the Permitted Encumbrances; the Acquired Assets and the CRNY Assets have been maintained in good condition, subject to normal wear and tear; the Sellers and CRNY have conducted the business of the Stations and WJDM in the Ordinary Course of Business as defined herein; and the Sellers and CRNY have not taken any action that would be prohibited by Section 6.16. As used herein, the term "Ordinary Course of Business" means, with respect to Sellers and CRNY, the ordinary course of business of the Stations and WJDM consistent with the past practices of Sellers and CRNY subject to the disclosures set forth in Schedule K hereof regarding material adverse changes since December 31, 1997. During this period and for the period from the date hereof to Closing, Sellers and CRNY have sought and intend to seek to enter into short term time brokerage, sports broadcast and similar agreements. The time may be brokered on an hourly or monthly basis, but such agreements will not survive Closing except with Buyer's prior written approval. The term Ordinary Course of Business shall also include the contemplated move of WJDM's studio from the Liberty Science Center, where most of the studio equipment currently being utilized for WJDM's broadcasting (all of which is separately identified on Schedule C), will be left with and assigned to the lessor pursuant to the lease agreement for such real property set forth on Schedule D. Prior to Closing, CBC will replace any studio equipment necessary to assure continued operation of WJDM in the new studio location.

6.6.         REAL ESTATE.

             6.6.1. OWNED PROPERTIES. Schedule B sets forth a list of all real property owned by the Sellers or CRNY ("Owned Real Property"). With respect to each parcel of Owned Real Property, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any person the right of use or occupancy of any portion of such parcels except as disclosed on Schedule B and there are no outstanding actions or rights of first refusal to purchase such parcels or any portion thereof or interest therein.

             6.6.2. LEASED PROPERTIES. Schedule B sets forth a list of all real property leased or licensed by the Sellers or CRNY (the "Leased Real Property") and all of the leases or licenses (the "Leases") of the Leased Real Property. True and correct copies of all the Leases have been provided to Buyer and have not been modified or amended from such forms. With respect to the Leased Real Property, except as set forth on

                          Schedule B, (a) all obligations of the landlord or lessor under the Leases that have accrued have been performed, and no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists, and Sellers and CRNY have no knowledge of any circumstance likely to occur, which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease; (b) Sellers and CRNY are not in default under or in the performance of any obligation required of it under any Lease, and no circumstance presently exists, and Sellers and CRNY have no knowledge of any circumstance likely to occur, which, with notice or the passage of time, or both, would give rise to a default by Sellers under any Lease; and (c) there are no consents of any landlord or lessor required to transfer the Leased Real Property to Buyer.

             6.6.3. TITLE AND DESCRIPTION. Sellers or CRNY hold, and will convey to Buyer at Closing free and clear of any liens or encumbrances of any kind or nature excepting only Permitted Encumbrances, a valid and enforceable freehold interest in the Owned Real Property and valid and enforceable leasehold interests (or interest as a licensee, as the case may be) in the Leased Real Property pursuant to the Leases as shown on Schedule B, subject only to the right of reversion of the landlord or lessor under the Leases and the terms thereof.

             6.6.4. PHYSICAL CONDITION. There is no material defect in the physical condition of any improvements located on or constituting a part of the Owned Real Property, or to the best of Sellers' and CRNY's knowledge, the Leased Real Property. The Real Property, including, without limitation, such improvements, is in good condition and repair and is adequate for the uses to which it is being put, and the Real Property, except as disclosed on Schedule B, is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. The soil condition of the Owned Real Property is such that it will support all of the improvements thereon for the foreseeable life of the improvements without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, and the same is true with respect to the Leased Real Property to the best of Sellers' and CRNY's knowledge.

             6.6.5. UTILITIES. All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Owned Real Property as it is now improved and operated are installed and connected pursuant to valid permits, are sufficient to service the Owned Real Property and are in good operating condition except in such case as will not materially detract from the marketability or value of the Owned Real Property and do not impair the operations of the lessee thereof, and the same is true with respect to the Leased Real Property, to the best of Sellers' and CRNY's knowledge.

             6.6.6. COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS. The Owned Real Property is not in violation of any zoning, building, fire, water, use, health, or other law, ordinance, code, regulation, license, permit or authorization issued in respect of any of the Owned Real Property, and the same is true with respect to the Leased Real Property, to the best of the Sellers' and CRNY's knowledge, and Sellers and CRNY know of no such violation or violations that now exist that would materially detract from the marketability or value of the Real Property or impair the operations of the occupant thereof in any material respect. Improvements located on or constituting a part of the Owned Real Property and the construction, installation, use and operation thereof (including, without limitation, the construction, installation, use and operation of any signs located thereon) are in material compliance with all applicable municipal, state, federal or other governmental laws, ordinances, codes, regulations, licenses, permits and authorizations, including, without limitation, applicable zoning, building, fire, water, use, or health laws, ordinances, codes, regulations, licenses, permits and authorizations, and there are presently in effect all certificates of occupancy, licenses, permits and authorizations required by law, ordinance, code or regulation or by any governmental or private authority having jurisdiction over the ownership or operation of the Sellers' or CRNY's businesses or any of the Acquired Assets and CRNY Assets, including the Stations and WJDM and the Owned Real Property or any portion thereof, or the occupancy thereof or any present use thereof, except such non-compliance as will not materially detract from the marketability or value of the Owned Real Property and do not impair the occupant thereof or the operations of the Stations in any respect, and the same is true with respect to the Leased Real Property, to the best of Sellers' and CRNY's knowledge. All such approvals required by law, ordinance, code, regulation or otherwise to be held by the occupant of any of the Real Property shall be transferred to Buyer at Closing. There is legally enforceable pedestrian, vehicular and handicapped access to the Owned Real Property, and to the best of Sellers' knowledge, to the Lease Real Property to the extent, with respect to handicapped access to any Real Property, that it legally required.

             6.6.7. REAL PROPERTY TAXES. There are no pending or, to the best of Sellers' and CRNY's knowledge, threatened special assessment or reassessment of all or any portion of any of the Owned Real Property, and there are no pending or threatened special assessment or reassessment of all or any portion of the Leased Real Property, to the best of Sellers' and CRNY's knowledge, except as disclosed on Schedule B.

             6.6.8. CONDEMNATION. There is no pending or, to the best of Sellers' knowledge, threatened condemnation of all or any part of the Real Property.

             6.6.9. INSURABILITY. Sellers and CRNY have not received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof.

6.7. CONTRACTS, LEASES, AGREEMENTS, ETC. Each of the Contracts is in full force and effect, and there are no outstanding notices of cancellation, acceleration or termination in connection therewith except as noted upon Schedule D. The Contracts listed on Schedule D are all the contracts and agreements to which Sellers or CRNY are a party in connection with the operations of the Stations and WJDM which will survive Closing and are all that are necessary for the operation of the Stations and WJDM as presently conducted. Sellers and CRNY are not in breach or default in connection with any of the Contracts, except as noted on Schedule D. Sellers and CRNY have made available to Buyer true and correct copies of all Contracts listed on Schedule D, and will make available to Buyer true and correct copies of any additional Contracts and any additional agreements, leases and contracts relating to the operation of the Stations entered into by the Sellers or CRNY in the Ordinary Course of Business, or as approved by Buyer as provided in Section 1.4 hereof. On the Closing Date there will be no Contracts relating to the Stations and WJDM (not including this Agreement) which will be binding on the Buyer other than those specifically identified herein in Schedule D attached hereto, or as otherwise approved in writing by Buyer.

6.8.         LITIGATION AND TAXES.

             6.8.1. Except as set forth on Schedule G, no strike, labor dispute, investigation, litigation, court or administrative proceeding is pending or, to the best of Sellers' and CRNY's knowledge, threatened against the Sellers or CRNY relating to the Stations or WJDM, their employees or any of the Acquired Assets or the CRNY Assets or the CRNY Stock, and Sellers and CRNY know of no basis for any such possible action. Sellers and CRNY have filed all applicable federal, state, local and foreign tax returns required to be filed to date, in accordance with provisions of law pertaining thereto, and, except as set forth on Schedule G have paid all FCC regulatory fees, taxes, interest, penalties and assessments (including without limitation income, withholding, excise unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) required to have been paid to date with respect to or involving the Stations, WJDM, the Acquired Assets, the CRNY Assets or the CRNY Stock. Sellers and CRNY have not been advised that any of their returns, federal, state, local or foreign, have been or are being audited as of the date hereof.

6.9.         ENVIRONMENTAL MATTERS.

             6.9.1. ENVIRONMENTAL REPRESENTATION. Each Seller and CRNY is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment ("Environmental Laws") (which compliance includes, but is not limited to, the possession by such Sellers and CRNY of any and all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof) with respect to the Real Property and the business of the Stations and WJDM. No Seller or CRNY has received any communication (written or oral), whether from a Governmental Authority, citizens' group, employee or otherwise, alleging that any Seller or CRNY is not in such compliance, and to the Sellers' and CRNY's knowledge, there are no past or present actions, activities, circumstances, conditions, covenants or incidents that may prevent or interfere with such compliance in the future. Except as disclosed on Schedule B, Sellers and CRNY have not participated in nor approved, nor has there occurred, to the best of their knowledge, any production, disposal or storage on the Real Property of any hazardous waste or toxic substance, nor does such waste or substance exist on the Owned Real Property (above or beneath the surface), nor on Leased Real Property, to the best of Sellers' and CRNY's knowledge, nor is there any proceeding or inquiry, by any governmental authority (federal or state) with respect to the presence of such waste or substance on the Owned Real Property or, to the best of the Sellers' and CRNY's knowledge, on the Leased Real Property, nor are there any underground storage tanks on the Owned Real Property or, to the best of Sellers' and CRNY's knowledge, on the Leased Real Property. There is no Environmental Claim (as defined below) pending, or to the knowledge of Sellers and CRNY, threatened against any Seller or CRNY with respect to the Real Property or the business of the Stations or WJDM or, to the best of the Sellers' and CRNY's knowledge, against any person whose liability for any Environmental Claim any Seller or CRNY has or may have retained or assumed either contractually or by operation of law. There are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Owned Real Property, or to the best of Sellers' and CRNY's knowledge with respect to the Leased Real Property, any Seller or CRNY or the business of the Stations or WJDM that could form the basis of any Environmental Claim against any Seller or CRNY or against any person whose liability for any Environmental Claim any Seller or CRNY has or may have retained or assumed either contractually or by operation of law. As used herein, "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person alleging potential liability arising out of, based on or resulting from (a) the presence or release of any hazardous waste at any location, whether or not owned or operated by any Seller or CRNY, (b) circumstances forming the basis of any violation of any Environmental Law or (c) circumstances requiring the removal, abatement, investigation or remediation of Hazardous Waste. "Hazardous Waste" shall consist of the substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 USC ss.9601, et seq., or in the Hazardous Materials Transportation Act, 49 USC ss.1801, et seq., or in the Resources Conservation and Recovery Act, 42 USC ss.6901, et seq., and all substances defined as "hazardous waste" under the Statutes of the States of Arizona, California, Colorado, Illinois, Kansas, Michigan, Minnesota, New Jersey, Pennsylvania, Texas and Wisconsin (with respect to Real Property located in such states) or any regulations adopted pursuant to those statutes, including, but not limited to, asbestos and asbestos containing materials.

             6.9.2. ENVIRONMENTAL COVENANTS. Sellers and CRNY have provided Buyer with all information, surveys and reports in each Seller's and CRNY's or each Station's or WJDM's possession or control concerning the existence or possible existence of any underground storage tanks, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon gas, radioactive materials, liquid petroleum or liquid petroleum products, or other hazardous wastes, and any other reports, studies or documents in each Seller's or CRNY's or each Station's or WJDM's possession relating to each Seller's or CRNY's or each Station's or WJDM's potential violation or liability under applicable Environmental Laws ("Environmental Contamination").

             6.9.3. BUYER'S RIGHT TO CONDUCT DUE DILIGENCE. By May 15, 1998, Buyer may, at its expense, conduct Phase I environmental assessment activities of the Real Property (subject to any requirement, condition and limitation set forth in the Leases with respect to Leased Real Property), including inspecting individual sites, submitting environmental questionnaires to Sellers and CRNY and the employees of the Stations and WJDM and reviewing existing environmental reports, correspondence, permits and related materials regarding the Real Property. Phase I environmental assessment activities shall not include any sampling or intrusive testing other than hand auger soil testing and testing for asbestos or asbestos-containing materials. Buyer may retain one or more outside environmental consultants to assist in its environmental due diligence concerning the Real Property.

             6.9.4. RESULTS OF ENVIRONMENTAL DUE DILIGENCE. In the event that Sellers' or CRNY's disclosure pursuant to Section
                          6.9.2 herein or the Phase I reports obtained by Buyer pursuant to Section 6.9.3 herein or any other information regarding the Real Property obtained by Buyer produces evidence that Environmental Contamination exists or may exist on any of the Real Property, Buyer shall, within ten (10) business days after receiving the applicable Phase I report or information, notify CBC of such findings, provide CBC with copies of all reports, written assessments or other material regarding such contamination, and shall have the right to conduct Phase II environmental activities of the Real Property (including, but not limited to, the taking and analysis of soil, surface water and ground water samples, testing of buildings, drilling wells and taking soil borings, but subject to any requirement, condition or limitation set forth in the Leases with respect to Leased Real Property). The Phase II environmental activities shall also be at the Buyer's expense. The Sellers agree to cooperate with the Buyer and with all third parties in permitting the Buyer to obtain in a timely manner the Phase I Reports and the Phase II Reports.

             6.9.5.       EFFECT OF ENVIRONMENTAL DUE DILIGENCE RESULTS.

                          (a) Subject to Section 6.9.5(b) below, either party hereto may terminate this Agreement insofar as it relates to the affected Station or Buyer may at its option terminate this Agreement in its entirety (unless the affected Station is WZER(AM), KCNW(AM), KYCR(AM), WCAR(AM) or KTEK(AM) [the "Severable Stations"], in which event Buyer may only terminate this Agreement under this Section 6.9.5 with respect to the affected Severable Station), by written notice to the other party within fifteen
                                       (15) business days after Buyer's
                                       notification to Sellers of Environmental
                                       Contamination if:

                                       (i)          the results of Buyer's
                                                    environmental due diligence
                                                    investigations indicate the
                                                    existence of Environmental
                                                    Contamination of any of the
                                                    parcels of Real Property;
                                                    and

                                       (ii)         Both parties reasonably
                                                    determine (on the basis of
                                                    Buyer's environmental due
                                                    diligence) that responding
                                                    to and remediating the
                                                    foregoing Environmental
                                                    Contamination in accordance
                                                    with applicable
                                                    environmental laws will
                                                    exceed One Hundred Thousand
                                                    and no/100 Dollars
                                                    ($100,000.00) (the
                                                    "Remediation Ceiling
                                                    Amount") with respect to the
                                                    facilities used in the
                                                    operations of any one of the
                                                    Stations. In the event the
                                                    parties disagree regarding
                                                    this determination, each
                                                    party shall name a qualified
                                                    environmental consultant,
                                                    they shall in turn name a
                                                    third whose determination
                                                    shall be final.

                          (b) If the results of Buyer's environmental due diligence conducted in accordance with this Section 6.9 indicate that the cost of responding to and remediating Environmental Contamination in accordance with applicable environmental laws is equal to or less than the Remediation Ceiling Amount for the facilities used in the operations of any Station, Sellers shall, at their sole cost and expense, respond to and remediate such
                                       Environmental Contamination in accordance with applicable environmental laws on or before the Closing. The completion of such remediation to the reasonable satisfaction of Buyer shall be a condition to the Closing of this Agreement pursuant to Section 11.4(g) hereof.

                          (c) In the event that a termination as to a Station becomes effective under this
                                       Section 6.9.5, the Purchase Price shall
                                       be adjusted by reducing it by an amount
                                       equal to 110% of the Station Aggregate
                                       Value of the affected Station.

             6.9.6. RADIO FREQUENCY RADIATION. Other than in compliance with the Communications Act, the operation of the Stations and WJDM does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the radio frequency protection guides set forth in OST/OET Bulletin Number 65, "Evaluating Compliance with FCC-Specified Guidelines for Human Exposure to Radio-Frequency Radiation." Renewal of the FCC Licenses would not constitute a "major action" within the meaning of
                          Section 1.1301, et seq., of the FCC's rules.

6.10. INSURANCE. The Sellers and CRNY shall maintain in full force and effect all of their existing casualty, liability, and other insurance covering any or all of the Acquired Assets and the CRNY Assets through the day following the Closing Date in amounts not less than those in effect on the date hereof; Sellers have set forth on Schedule H an abstract of such casualty insurance coverage. Such coverage is for full replacement value against risks commonly insured against in the radio broadcast industry and neither Sellers nor CRNY are in default under any such policies. Neither Sellers nor CRNY have received any notice from any issuer of such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.

6.11. ACCESS TO INFORMATION. The Sellers and CRNY shall give Buyer and its representatives reasonable access during normal business hours throughout the period prior to Closing to the operations, properties, books, accounting records, contracts, agreements, leases, commitments, programming, technical and sales records and other records of and pertaining to the business and operations of the Stations and WJDM; provided, however, such access shall not unreasonably disrupt the Sellers' or CRNY's normal operation. The Sellers and CRNY shall furnish to Buyer all information concerning CBC's, the Sellers', the Stations' and WJDM's affairs as Buyer may reasonably request, including, but not limited to, information regarding the status of Sellers' loan agreement with Foothill, and Buyer shall provide CBC with such information regarding Buyer's affairs as CBC reasonably requests. Each party will maintain the confidentiality of all the information and materials delivered to it or made available for its inspection by the other hereunder. Nothing shall be deemed to be confidential information that: (a) is known to the party to whom it was disclosed at the time of its disclosure; (b) becomes publicly known or available other than through disclosure by the disclosing party; (c) is received by the party to whom it was disclosed from a third party not actually known by the disclosing party to be bound by a confidentiality agreement with or obligation to the disclosing party; or (d) is independently developed by the party to whom it was disclosed as clearly evidenced by its records. Notwithstanding the foregoing provisions of this Section 6.11, a party may disclose such confidential information (x) to the extent required (in the opinion of the disclosing parties independent legal counsel) to comply with applicable laws and regulations, (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, each party will return to the other all confidential information disclosed pursuant hereto relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

6.12. CONDUCT OF THE STATIONS' AND WJDM'S BUSINESS. Until Closing, without the prior written consent of Buyer, the Sellers and CRNY shall not enter into any transaction, agreement or understanding other than in the Ordinary Course of Business which will not survive Closing, or, if any such agreement survives Closing, such agreement shall have a value less than $5,000 and be terminable without penalty no later than sixty (60) days after Closing (whether or not in writing), or modify any of the Contracts; no employment contract shall be entered into by the Sellers or CRNY relating to the Stations or WJDM unless the same is terminable at will and without penalty at any time; no material increase in compensation payable or to become payable, to any of the employees employed at the Stations or WJDM shall be made; no material change in personnel policies, insurance benefits or other compensation arrangements shall be made; and the Sellers and CRNY will cause the Stations and WJDM to be operated in all material respects in compliance with the Licenses and Permits and all applicable laws and regulations; the Sellers further represent, warrant and covenant:

             (a) Between the date hereof and Closing, the Sellers and CRNY shall not take any action which will prevent or impede Buyer from obtaining at the Closing the actual and immediate occupancy and possession of the Stations and WJDM and all of the Acquired Assets and the CRNY Assets, including the Real Property, except that Sellers, notwithstanding anything to the contrary contained herein, shall have no obligation to close upon the Vander Eyk property under the purchase agreement disclosed on Schedules B and D (the "Vander Eyk Agreement"). Sellers will exercise their best efforts to perform all their obligations under the Vander Eyk Agreement and to preserve the rights to close thereunder. Sellers will also exercise their best efforts to perform all their obligations under the WONZ option agreement disclosed on Schedule D and to preserve their rights to exercise said option pursuant to its terms.

             (b) Between the date hereof and Closing, Sellers shall complete repairs to the WJDM tower site to Buyer's reasonable satisfaction and shall complete the move of the WJDM studio to the 9 Caldwell Street, Elizabeth, New Jersey location and replace all tangible personal property left at the Liberty Science Center location.

             (c) On the Closing date, the Sellers will be the owner of the Acquired Assets and CRNY will be the owner of the CRNY Assets with good and marketable title thereto, free and clear of all liens and encumbrances, except for Permitted Encumbrances; and that between the date of this Agreement and the Closing, there will be no more than the ordinary normal wear and tear and expendability of the Acquired Assets and the CRNY Assets, and the Acquired Assets and the CRNY Assets will be in good working condition.

             (d) Except as disclosed on Schedule G, the Sellers and CRNY do not know of any facts relating to them or the Stations or WJDM which would cause (i) the applications for assignment of the Licenses and transfer of control to Buyer to be challenged, (ii) the Commission to deny its consent to the assignments of the Licenses and transfer of control to Buyer, or
                          (iii) the Commission to grant such applications for assignment and transfer of control subject to material adverse conditions to Buyer.

             (e) The Sellers and CRNY will have duly filed all tax returns required to be filed by such Seller or CRNY on or before the Closing Date and will have paid and discharged all taxes, assessments, excises, levies, or other similar charges of every kind, character or description imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed thereon or in connection therewith (collectively, "Taxes") which are due and payable and have not been paid. There is no action, suit, proceeding, audit, investigation or claim pending or, to the Sellers' and CRNY's knowledge, threatened in respect of any Taxes.

             (f) The Sellers and CRNY shall (i) upon receiving notice or otherwise becoming aware of any violation relating to the Licenses, any violation by any of the Stations or WJDM of any of the rules and regulations of the FCC, or any violations under any other applicable laws and regulations, promptly notify Buyer and, at Sellers' expense, use its best efforts to cure all such violations prior to the Closing Date, (ii) promptly notify Buyer in writing if a Station or WJDM ceases to broadcast at the power levels it is broadcasting at as of the date hereof for more than 48 consecutive hours; such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by Sellers, and (iii) promptly inform Buyer in writing of any variances from the representations and warranties contained in this Article 6 that become known to the Sellers and CRNY or any breach of any covenant or agreement hereunder by Sellers or CRNY.

6.13. COPYRIGHTS, TRADEMARKS AND SIMILAR RIGHTS. The call letters listed on Schedule E are the call letters used by Sellers or CRNY during the radio broadcast operations of the Stations and WJDM to identify each of the respective Stations and WJDM to its audience. Sellers and CRNY have full right and authority from the FCC to use such call letters. Sellers have not licensed or consented to, and have no knowledge of, any other entity's or individual's use of such call letters. There is no other name, trademark, service mark, copyright, or other trade, or service right or mark currently being used in the business and operations of the Stations or WJDM other than those listed in Schedule E, except those of CBC in connection with its Radio AAHS(R)/Aahs World Radio(sm) children's radio format. Sellers and CRNY pay no royalty to anyone for use of the General Intangibles and have the right to bring action for the infringement thereof by third parties. Sellers and CRNY represent and warrant that the operations of the Stations and WJDM do not infringe on any trademark, service mark, copyright or other intellectual property or similar right owned by others.

6.14. EMPLOYEES. Sellers shall be solely responsible for any and all liabilities and obligations Sellers or CRNY may have to the employees of the Stations and WJDM, including, without limitation, compensation, severance pay, incentive bonuses, health expenses, and accrued vacation time, sick leave and obligations under any of Sellers' or CRNY's employee benefit plans. Sellers acknowledge that Buyer has no obligation hereunder to offer employment to any employee of Sellers or CRNY; however, Buyer shall have the right to hire such of the employees of the Stations and WJDM as Buyer may select in its sole discretion. With respect to any employee that Buyer hires, Sellers further acknowledge that Buyer shall have no obligation for, and shall not assume as part of the transaction contemplated by this Agreement, any compensation, incentive bonuses, health expenses, "accrued vacation" or other accrued leave time of said employees as a consequence of their being hired by Buyer, and Buyer shall have no liability for any such compensation due any employee for service prior to the Closing Date. Sellers also acknowledge that with respect to such employees as may be hired by Buyer, and where any such compensation, incentive bonuses, health expenses, or accrued leave time exists for said employees, Sellers will retain the responsibility for any liability arising therefrom. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity for employment by Sellers, CRNY, the Stations or WJDM, or any liability under any employee benefit plans of Sellers or CRNY, including, without limitation, any liability under the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended. Sellers shall comply with the provisions of the Worker Adjustment and Retraining and Notification Act and similar laws and regulations, if applicable, and shall be solely responsible for any and all liabilities, penalties, fines, or other sanctions that may be assessed or otherwise due under such applicable laws and regulations on account of the dismissal or termination of the employees of the Stations and WJDM by Sellers and CRNY.

6.15. LABOR RELATIONS. Schedule I lists the names, dates of hire and current annual salaries of all persons employed by the Sellers or CRNY directly and principally in connection with the operation of the Stations and WJDM. None of the Sellers nor CRNY is a party to or subject to any collective bargaining agreements with respect to any of the Stations or WJDM. Sellers and CRNY have no written or oral contracts of employment with any employee of the Stations or WJDM, other than (i) oral employment agreements terminable at will without penalty, or (ii) those listed in Schedule D. The Sellers and CRNY, in the operations of the Stations and WJDM, have complied with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll related taxes, except, with respect to the payment of taxes by CRNY, as disclosed on Schedule J. To the best of Sellers' and CRNY's knowledge, there is no representation or organizing effort pending or threatened against or involving or affecting the Sellers or CRNY with respect to employees employed at any of the Stations or WJDM.

6.16. PRE-CLOSING COVENANTS. Between the date hereof and the Closing, the Sellers, CRNY and WJDM Co. covenant that:

             6.16.1. FCC COMPLIANCE. The Sellers and CRNY shall continue to operate the Stations and WJDM in material conformity with the terms of the Stations' and WJDM's Licenses and in conformity in all material respects with all applicable laws, regulations, rules and ordinances, including but not limited to the rules and regulations of the FCC. The Sellers, CRNY and WJDM Co. shall file all reports, applications and other filings required by the FCC in a timely and accurate manner. Sellers, CRNY and WJDM Co. will maintain the Licenses in full force and effect and take any action necessary before the FCC to preserve such Licenses in full force and effect without material adverse change. Sellers, CRNY and WJDM Co. will not take any action that would jeopardize the License Subsidiaries' or WJDM Co.'s rightful possession of the Licenses, the potential for assignment or transfer of control of the Licenses to Buyer, or the unconditional renewal of the Licenses for full license terms. The Sellers and CRNY shall continue to prosecute any pending applications before the FCC and shall pay any regulatory fees as they become due.

             6.16.2. CONDUCT OF BUSINESS. The Sellers and CRNY shall conduct the business and technical operations of the Stations in the Ordinary Course of Business, and shall continue all practices, policies, procedures and technical operations relating to the Stations in substantially the same manner as heretofore.

             6.16.3. MAINTENANCE OF ASSETS. The Sellers shall maintain all of the Acquired Assets and the CRNY Assets in a good condition and, with respect to the Personal Property, shall maintain inventories of spare parts at levels consistent with the past practices of the Sellers, CRNY, the Stations and WJDM. The Sellers and CRNY shall not sell, convey, assign, transfer or encumber any of the Acquired Assets or the CRNY Assets, except for the retirement of tangible Acquired Assets or CRNY Assets consistent with the normal and customary practices of the Sellers, CRNY, the Stations and WJDM, which will be replaced prior to Closing.

             6.16.4.      NO SOLICITATION.

                          (a) Sellers will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). Sellers shall not, directly or indirectly, through any officer, director, employee, representative or agent, or otherwise (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantially all the assets or a sale of at least a majority of capital stock (including, without limitation, by way of a tender offer) (a "Fundamental Transaction") involving any of the Sellers, CRNY, or any of the Stations or WJDM, other than the transactions contemplated by this Agreement, or a Fundamental Transaction involving CBC conditioned upon termination of this Agreement (any of the foregoing inquiries or proposals are being referred to in this Agreement as an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations concerning, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal, or
                                       (iii) agree to, approve or recommend any Acquisition Proposal; provided, that, solely to the extent required in the exercise of the fiduciary duties of the Board of Directors of CBC under applicable law as advised by independent counsel in connection with an unsolicited Acquisition Proposal, nothing contained in this Section shall prevent CBC from, prior to the Closing, furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with any unsolicited Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by CBC after the execution of this Agreement from a person or entity whose initial contact with CBC may have been solicited by CBC prior to the execution of this Agreement), and CBC may recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of CBC, if and only to the extent that (x) the Board of Directors of CBC determines in good faith (after consultation with and based upon the advice of its financial advisor and considering the effect of such Acquisition Proposal upon the employees, customers and the community) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the shareholders of CBC than this Agreement and that the person or entity making such Acquisition Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction (any such more favorable Acquisition Proposal is being referred to in this Agreement as a "Superior Proposal"), (y) the Board of Directors of CBC determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its shareholders under applicable law, and
                                       (z) prior
                                       to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement. At such time as a Triggering Event occurs (as defined below), or at such time as CBC shall materially breach or fail to perform its obligations under this Section 6.16.4., then Sellers shall pay Buyer a fee of Five Million and no/100 Dollars ($5,000,000.00) (the "Fee"), together with an amount equal to the Deposit,
                                       which amounts shall be payable by wire
                                       transfer of same day funds on the date of such Triggering Event or material breach as and for liquidated damages. The Fee shall be non-refundable, except that in the event that this Agreement is not terminated by Sellers or Buyer, the applications before the FCC seeking its grant to the proposed assignments and transfer of control are not withdrawn by Sellers or Buyer, and Closing occurs in the ordinary course, the Fee will be reimbursed to Sellers at Closing and the entire Purchase Price shall be paid by Buyer without giving credit to the payment of the Deposit which had been returned to Buyer.

                          (b) CBC shall reimburse the Buyer in connection with any legal or other fees incurred by the Buyer in connection with the collection of the Fee or the Deposit from CBC.

                          (c) As used herein, a "Triggering Event" shall mean any of the following:

                                       (i)          the Board of Directors of
                                                    CBC shall have withdrawn or
                                                    modified its recommendation
                                                    of this Agreement or shall
                                                    have resolved or publicly
                                                    announced its intention to
                                                    do so; or

                                       (ii)         an alternative transaction
                                                    shall have taken place or
                                                    the Board of Directors of
                                                    CBC shall have recommended
                                                    such an alternative
                                                    transaction to shareholders,
                                                    or shall have resolved or
                                                    publicly announced its
                                                    intention to recommend or
                                                    engage in an alternative
                                                    transaction; or

                                       (iii)        An executive officer or
                                                    director of CBC, or any
                                                    other person at their
                                                    direction, shall have
                                                    negotiated with any person
                                                    other than Buyer or its
                                                    affiliates, based on a
                                                    determination regarding a
                                                    "Superior Proposal" made as
                                                    described herein;

                                       (iv)         An executive officer or
                                                    director of CBC, or any
                                                    other person at their
                                                    direction, shall have, or
                                                    CBC or any other Seller or
                                                    CRNY shall have entered into
                                                    a letter of intent or any
                                                    agreement with, or
                                                    consummated or recommended
                                                    any transaction with, any
                                                    person other than Buyer or
                                                    its affiliates, based on a
                                                    determination regarding a
                                                    "Superior Proposal" made as
                                                    described herein; or

                                       (v)          the shareholders of CBC do
                                                    not approve this Agreement
                                                    or the transactions
                                                    contemplated hereby after an
                                                    Acquisition Proposal shall
                                                    have been publicly
                                                    announced.

             6.16.5. SHAREHOLDER MEETING. CBC shall, in accordance with the requirements of applicable law, its Articles of Incorporation and its Bylaws, take all action as may be necessary, proper or advisable to duly call, give notice of and fix a record date for a meeting of shareholders (which may be a special or annual meeting) to vote on approval of this Agreement and the transactions contemplated hereby (the "Shareholders' Meeting"), to be held as promptly as practicable and in any event not later than August 30, 1998. As promptly as practicable, CBC shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "Proxy Statement") to be used in connection with the solicitation of proxies for the Shareholders' Meeting, respond to any comments or requests from the SEC, as applicable, and mail the Proxy Statement, together with any materials required to be delivered to CBC shareholders under applicable law, to shareholders of CBC in accordance with the requirements of applicable law. CBC represents, warrants and covenants that the Proxy Statement will comply with all requirements of applicable law, including without limitation SEC Regulation 14A. Subject to its fiduciary duties in connection with a Superior Proposal (as defined above), the Board of Directors of CBC shall recommend in the Proxy Statement that the shareholders of CBC approve this Agreement and the transactions contemplated hereby. CBC shall provide a copy of the proposed Proxy Statement to Buyer prior to filing.

             6.16.6. OTHER SELLER COVENANTS. None of the Sellers nor CRNY shall without the Buyer's prior written consent (a) merge or consolidate with or into any other entity, except as permitted under Section 12.10 hereof; (b) do or omit to do any act (or permit such action or omission) which will cause a material breach of any of the Contracts identified as material on Schedule D;
                          (c) waive any claims or rights of material value with respect to the Station Assets, or with respect to the operations of the Stations or WJDM without the prior written consent of Buyer; or (d) agree, whether in writing or otherwise, to do any of the foregoing.

             6.16.7. TERMINATION. This Agreement may be terminated in its entirety by Buyer or Sellers, subject to the provisions hereof, in the event of the occurrence of a Triggering Event described in Sections 6.16.4(c)(i),
                          (ii), (iv) or (v) herein.

6.17. NO MISLEADING STATEMENTS. No statement, representation or warranty made by Sellers or CRNY herein and no information provided or to be provided by Sellers or CRNY to Buyer pursuant to this Agreement or any other documents delivered hereunder or in connection with the negotiations covering the purchase and sale contemplated herein contains or will contain any untrue statement of a material fact, or omits or will omit a material fact. There are no facts or circumstances known to Sellers or CRNY and not disclosed herein or in the Schedules hereto that, either individually or in the aggregate, will materially adversely affect after Closing the Acquired Assets or the CRNY Assets or the condition of the Stations or WJDM.

6.18. CONSENTS. The Sellers shall use their best efforts to obtain any third party consents required to assign to Buyer all Contracts. If, on the Closing Date, Sellers have not obtained any required consent for the assignment of any Contract (other than the material Contracts referred to in Section 11.4(d) hereof) to Buyer and the Closing occurs, then after the Closing Date, Sellers will continue to use their best efforts, and the Buyer will cooperate with Sellers, to obtain any such consent and/or to remove any other impediments to the assignment of any such Contract. From and after the Closing, until the valid assignment of all such Contracts, Sellers will take such lawful actions as are reasonably necessary to assure that Buyer shall receive the benefits of, and shall be obligated to perform the obligations of Sellers under, all such Contracts after the Closing Date to the same extent as if Buyer were a party thereunder (and Buyer agrees to cooperate with Sellers in connection with any such actions and to enter into, at the time of the Closing, any lawful arrangements in furtherance thereof (but at no additional cost to Buyer other than such costs as Buyer would incur as a party to such Contracts)).

6.19.        CBC'S ADDITIONAL REPRESENTATIONS REGARDING CRNY.

             6.19.1. ORGANIZATION, OWNERSHIP AND CAPITALIZATION OF CRNY. CRNY is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged. Other than as set forth on Schedule J, CRNY is not in default under any such charter, license or franchise, the effect of which might materially adversely affect its right to conduct the business and there are no pending proceedings or actions to limit or impair any of CRNY's powers, rights and privileges or to dissolve CRNY. CBC has provided Buyer with true and correct copies of the Articles of Incorporation, as amended to the date hereof, and Bylaws of CRNY, as amended to the date hereof. CRNY has no subsidiaries other than WJDM Co. nor is it a partner in any partnership or a party to any joint venture. The authorized capital stock of CRNY consists of 425 shares of Common Stock, no par value per share, 250 of which are issued and outstanding. All outstanding shares of CRNY Stock are validly issued, fully paid and nonassessable, and all of such shares are owned, beneficially and of record, by CBC, and there are no other classes of stock, options, warrants or conversion privileges outstanding. CBC has good and marketable title to the CRNY Stock, and CBC will transfer the CRNY Stock to the Buyer on the Closing Date, free and clear of any claim, lien, pledge, security, interest, charge, or other encumbrance whatsoever. The CRNY Stock is not subject to any option or right to purchase other than pursuant to this Agreement, and no preemptive rights exist with respect to the CRNY Stock. Other than as specified in Schedule J, all which tax Sellers will pay prior to Closing, there are no stock transfer taxes applicable with respect to the transfer of the CRNY Stock to Buyer.

             6.19.2. RECORD BOOKS. The minute book and stock record book of CRNY as delivered to Buyer is complete and correct in all material respects, except as disclosed on Schedule J.

             6.19.3.      TAXES. Except as disclosed on Schedule J:

                          (i) CRNY is a corporation for purposes of federal and state income tax laws and has had the tax status of a corporation constantly and without interruption since June 1, 1996, and, to the best of Sellers' and CRNY's knowledge, from its formation to such date;

                          (ii) all returns have been or will be timely filed when due in accordance with all applicable laws;

                          (iii) all taxes shown on the returns have been or will be timely paid when due;

                          (iv) the returns completely, accurately and correctly reflected or will reflect the facts regarding the income, properties, operations and status of CRNY since June 1, 1996, and, to the best of Sellers and CRNY's knowledge, for prior periods;

                          (v) there are no agreements or consents currently in effect for the extension or waiver of the time:

                                       (a)          to file any return; and

                                       (b)          for assessment or collection
                                                    of any taxes relating to
                                                    CRNY for any pre-Closing
                                                    period, and no person has
                                                    been requested to enter into
                                                    any such agreement or
                                                    consent;

                          (vi) all returns with respect to taxable years ending on or prior to December 31, 1996, have been examined and closed, or are returns with respect to which the applicable statute of limitations, after giving effect to any extensions and waivers, has expired;

                          (vii) all taxes which CRNY is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

                          (viii) there is no action, suit, proceeding, investigation, audit or claim currently pending, or to the best of Sellers' or CRNY's knowledge, threatened, regarding any taxes relating to CRNY for any pre-Closing period;

                          (ix) all tax deficiencies which have been claimed, proposed or asserted against CRNY have been fully paid or finally settled and no issue has been raised by any IRS examination that might result in a proposed deficiency for any other period not so examined;

                          (x) no material deficiencies with respect to taxes, additions to tax, interest, or penalties have been proposed or asserted against and communicated to CRNY or Sellers except those that have been paid in full and for those matters that would not result in liability being imposed against CRNY;

                          (xi) no person has executed or entered into a closing agreement pursuant to IRS Code
                                       Section 7121 (or any comparable provision or state, local or foreign law) that is currently in force and determines the tax liabilities of CRNY;

                          (xii) there is no, and will not be any, agreement or consent made under IRS Code
                                       Section 341(f) (or any comparable
                                       provision or state, local or foreign law) affecting CRNY;

                          (xiii) there are no liens for any tax, other than statutory liens for taxes not yet due and payable and the taxes due but not yet paid as disclosed on Schedule J, on the assets of CRNY;

                          (xiv) none of the assets of CRNY directly or indirectly secures any debt the interest on which is tax exempt under IRS Code
                                       Section 103(a);

                          (xv) CRNY has not engaged in any transaction that could give rise to an understatement of tax liability of CRNY within the meaning of IRS Code Section 6662(d)(2);

                          (xvi) there are no tax sharing agreements to which CRNY is now or ever has been a party;

                          (xvii) as of and after the Closing, CRNY shall not be required to:

                                       (a)          treat any asset of CRNY as
                                                    owned by another person
                                                    pursuant to the "safe
                                                    harbor" leasing provisions
                                                    of the IRS Code or as
                                                    "tax-exempt use property"
                                                    within the meaning of IRS
                                                    Code Section 168(h); and

                                       (b)          apply any of the foregoing
                                                    rules under any comparable
                                                    foreign, state or local tax
                                                    provision;

                          (xviii) CRNY is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of IRS Code
                                       Section 280G (or any comparable provision of state, local, or foreign law);

                          (xix) CRNY has not agreed, and is not required, to make any adjustment under IRS Code
                                       Section 482(a) ( or any comparable
                                       provision of state, local or foreign law) by reason of a change in accounting method or otherwise;

                          (xx) no property of CRNY is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954;

                          (xxi) CRNY has complied fully with all applicable laws relating to information reporting and withholding or collection and payment over of taxes with respect to payments made to or received from third parties;

                          (xxii) CRNY is not a party to a "disqualified leaseback or long-term agreement" described in Section 467(b)(4) of the Code;

                          (xxiii) no power of attorney is currently in effect, and no tax ruling has been requested of any governmental authority, with respect to any tax matter relating to CRNY;

                          (xxiv) the charges, accruals, and reserves for taxes, other than income taxes, due or accrued but not yet due, relating to the properties and operations of CRNY for the period prior to Closing as reflected on its books are reflected as accrued liabilities and will be adequate in all material respect to cover such taxes; and

                          (xxv) New Jersey is the only state in which CRNY has filed tax returns during the past three years, and New Jersey and New York are the only states in which CRNY expects to file tax returns during the current calendar year.

             6.19.3. After the Closing Date, Buyer shall have the exclusive authority and obligation to prepare and file, or cause to be prepared and filed, all returns for, or with respect to, taxes for all taxable years and other taxable years and other taxable periods; provided, however, that returns with respect to the income, properties or operation of CRNY that relate to the taxable year or other taxable period which includes the Closing Date shall, to the extent permitted by applicable law, be prepared by treating all items on such returns in a manner consistent with the past practices of CRNY with respect to such items. Sellers and CRNY expressly consent to the use of the so-called "closing of the books method" as to the taxable period before and after the Closing Date. Prior to the Closing, neither Sellers nor CRNY nor any person acting on their behalf shall file or cause to be filed any amended return without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

             6.19.4. CREDIT AGREEMENTS. At Closing, CRNY will not be a party to or bound by any written or oral debt agreement, credit agreement, sale-lease back agreement, revolving credit agreement, financing agreement or mortgage on real property, except as set forth on Schedule D.

             6.19.5. EMPLOYEE PLANS. CRNY has not established any oral or written Employee Plan for the employees thereof except as set forth on Schedule J to this Agreement. For purposes of this Agreement, Employee Plan means any pension, retirement, disability, medical, dental or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, any "pension plan" or "welfare plan" as defined by the Employee Retirement Income Security Act of 1974 ("ERISA"). Each Employee Plan set forth on Schedule J to this Agreement has been administered to date or terminated, as the case may be, in compliance with the requirements of the Internal Revenue Code and ERISA, where applicable each Employee Plan is fully funded on a termination basis, and all reports required by any government agency with respect to such plans have been timely filed, and notwithstanding anything to the contrary contained in such plan and except as disclosed on Schedule J, all benefits, liabilities and obligations of CRNY to date under such plan have been fully accrued and reflected on the Financial Statements. A complete and accurate copy of each Employee Plan set forth on Schedule J to this Agreement has been delivered to Buyer along with all related determination letters and filings for the most recent plan year.

6.20. SUPPLEMENTAL DISCLOSURE. From time to time prior to the Closing, the Sellers and CRNY will promptly supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of the Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to amend, modify or update any representation or warranty of Sellers or CRNY made in this Agreement or cure any breach thereof unless Buyer specifically agrees thereto in writing.

6.21. MATERIAL ADVERSE CHANGE. Since December 31, 1997, there has not been any material adverse change in the operation of the Stations or WJDM or condition of the Station Assets except as disclosed on Schedule K. As used in this Agreement, a "material adverse change" shall expressly include any event which would prevent Buyer from consummating the purchase of Real Property contemplated under the Vander Eyk Agreement on the terms and conditions as reflected therein as of the date hereof or from constructing its KPLS tower array thereon in the ordinary course without a material increase in the costs of acquisition and construction understood by Buyer as of the date hereof. Buyer understands that the current budget for land acquisition and construction of the project is approximately Four Million and no/100 Dollars ($4,000,000.00).


                                    ARTICLE 7

                     BUYER'S REPRESENTATIONS AND WARRANTIES

             The Buyer represents and warrants as follows, which representations and warranties shall be deemed to have been made again at Closing.

7.1. CORPORATE EXISTENCE AND POWERS. Buyer is a limited liability company organized and existing in good standing under the laws of the State of California with full power and authority to enter into this Agreement to which it is a party and enter into and complete the transactions contemplated herein and therein; Buyer is, or will be at the time of Closing, qualified to do business in the States of Arizona, California, Colorado, Illinois, Kansas, Minnesota, New York, New Jersey, Pennsylvania, Texas and Wisconsin; all required corporate action has been duly and validly taken by Buyer to make and carry out this Agreement and the transactions contemplated herein; this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms; the execution of the Agreement and, once the consents of the FCC required for the assignment and transfer of control of the Licenses are obtained, the completion of the transactions herein involved will not result in the violation of any order, license, permit, rule, judgment or decree to which Buyer is subject or the breach of any contract, agreement or other commitment to which Buyer is a party or by which it or its properties is bound or conflict with or violate any provision of Buyer's Articles of Organization, Operating Agreement, or other organizational documents; and except for the consents of the Commission to the assignments of the Licenses and the transfer of control to Buyer and the consents identified by the Sellers on Schedule D, to the Buyer's knowledge, no other consent of any kind is required that has not been obtained for Buyer to make or carry out the terms of this Agreement.

7.2. BUYER'S QUALIFICATIONS. At Closing, Buyer will be legally and financially qualified to become the licensee of the Commission. Buyer does not know of any facts relating to it which would cause the Commission to deny its consents, or which would materially hinder or delay receipt of such consents, to the assignments of the Licenses and transfer of control to Buyer.

7.3. INVESTMENT REPRESENTATION. Buyer is purchasing the CRNY Stock for investment purposes and not with a view to distribution. The CRNY Stock has not been registered under Federal or State securities laws and Buyer understands that no redistribution, sale or other disposition of the CRNY Stock may occur unless the CRNY Stock is registered under applicable Federal and State securities laws or exempt therefrom.


                                    ARTICLE 8
                              BREACH OF AGREEMENTS,
                         REPRESENTATIONS AND WARRANTIES

8.1.         BREACH OF THE SELLERS' AGREEMENTS, REPRESENTATIONS AND WARRANTIES.
             The Sellers shall jointly and severally indemnify and hold harmless Buyer and every affiliate of Buyer and any of its or their directors, members, managers, stockholders, officers, partners, employees, agents, consultants, representatives, transferees and assignees (collectively, the "Buyer Indemnities") from and against any loss, damage, liability, claim, demand, judgment or expense, including claims of third parties, and including without being limited to, reasonable counsel fees and reasonable accounting fees, sustained by the Buyer Indemnities by reason of, or arising out of or relating to, (i) any material breach of any warranty, representation, covenant or agreement of the Sellers or CRNY contained herein or in any other document delivered pursuant to the terms hereof or in the Schedules attached hereto, (ii) any error contained in any statement, report, certificate or other instrument delivered to the Buyer Indemnities by Sellers or CRNY pursuant to this Agreement, (iii) any failure by Sellers or CRNY to pay or discharge any liability relating to the Stations, CRNY and WJDM that is not expressly assumed by Buyer hereunder, (iv) any facts or circumstances described in Schedule G,
             (v) the failure to comply with any applicable bulk sales or tax notice statutes, or (vi) any obligations for unpaid taxes, penalties and interest with respect to CRNY noted on Schedule J. Each Seller hereby expressly waives all rights of equitable indemnity, subrogation and contribution, whether by contract, statute or common law with respect to CRNY for the indemnification obligations of Sellers to the Buyer Indemnities contained herein.

8.2. BREACH OF BUYER'S AGREEMENTS, REPRESENTATIONS AND WARRANTIES. Buyer shall indemnify and hold harmless the Sellers and every affiliate of Sellers and any of their directors, members, stockholders, officers, partners, employees, agents, consultants, representatives, transferees and assignees (collectively, the "Seller Indemnities") from and against any loss, damage, liability, claim, demand, judgment or expense, including claims of third parties, and including without being limited to, reasonable counsel fees and reasonable accounting fees, sustained by the Seller Indemnities by reason of, or arising out of or relating to, (i) any material breach of any warranty, representation, covenant or agreement of Buyer contained herein or any other document delivered pursuant to the terms hereof, (ii) any error contained in any statement, report, certificate or other instrument delivered to the Seller Indemnities by Buyer pursuant to this Agreement, or (iii) any failure by Buyer to pay or discharge any liability relating to the Stations, CRNY and WJDM that is expressly assumed by Buyer hereunder.

8.3. THRESHOLD. Neither Buyer nor Seller shall be liable to the other for indemnification under this Article 8 until the aggregate of all indemnification claims of the party seeking indemnification exceeds $25,000.00, but after such threshold is exceeded, the applicable party shall be entitled to full indemnification for all claims.

8.4. SPECIFIC PERFORMANCE. Sellers acknowledge that the Acquired Assets and the CRNY Stock to be transferred and assigned under this Agreement are unique and not readily bought or sold on the open market and, for that reason, among others, Buyer would be irreparably harmed by any breach or failure of the other party to consummate this Agreement, and monetary damages therefor will be highly difficult, if not wholly impossible, to ascertain, except as provided under Section 6.16.4 hereof. It is therefore agreed that this Agreement shall be enforceable by Buyer in a court of equity by a decree of specific performance, and an injunction may be issued restraining any transfer or assignment of the Acquired Assets, the CRNY Stock or the CRNY Assets contrary to the provisions of this Agreement pending the determination of such controversy. Sellers and CRNY, for themselves and their successors and assigns, hereby waive the claim or defense that an adequate remedy at law exists. In the event of a suit by Buyer to obtain specific performance and Buyer's prevailing in such action, Buyer shall be entitled to reimbursement by Sellers of all reasonable attorneys' fees and other out-of-pocket expenses incurred by Buyer with respect thereto.

8.5. PROCEDURES. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any claim or other assertion of liability which could give rise to a claim for indemnification hereunder (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's obligation to indemnify as set forth in this Agreement, unless, and then only to the extent, the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced by such failure to give such notice. The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Article 8 resulting from any Claim, shall be subject to the following additional terms and conditions:

                          (a) Provided the indemnifying party acknowledges in
             writing its obligation to indemnify the indemnified party with respect to the Claim and further satisfies the indemnified party as to its financial ability to satisfy such indemnification obligation, the indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                          (b) In the event that the indemnifying party shall
             either (i) elect not to undertake, or shall fail to satisfy any requirements to undertake, such defense or opposition, or (ii) fail to properly elect within thirty (30) days after notice of any such Claim from the indemnified party or thereafter fail to defend or oppose such Claim, then, in either such event, the indemnified party shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party.

                          (c) Notwithstanding anything in this Section 8.5 to
             the contrary, (i) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which includes any admission of liability or does not include as a term thereof the giving by the claimant or the plaintiff to the indemnified party of an unconditional release from all liability in respect of such Claim, and (ii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                          (d) The indemnifying party hereby agrees to pay the
             amount of any established Claim within fifteen (15) days after the establishment thereof. The amount of established Claims shall be paid in cash. Any amounts for such Claims not paid when due under this Article shall bear interest at a rate equal to 15% per annum until paid. Buyer shall have the right to offset any unpaid amounts with respect to a Claim against the amounts due Sellers under the Note.


                                    ARTICLE 9
                            RISK OF LOSS; TERMINATION

9.1. BUYER'S OPTIONS. The risk of any loss, damage or destruction to any of the Station Assets from fire or other casualty or loss shall be borne by the Sellers and CRNY at all times prior to the Closing. Upon the occurrence of any material loss or damage to any of the Station Assets as a result of fire, casualty, or other causes prior to the Closing, the Sellers shall notify the Buyer of same in writing immediately, stating with particularity the reasonable estimates of the loss or damage incurred, the cause of damage, if known, and the extent to which restoration, replacement and repair of the Station Assets lost or destroyed is believed reimbursable under any insurance policy with respect thereto. Provided the Sellers, at their sole expense, have not repaired, restored or replaced the damaged Station Assets to Buyer's reasonable satisfaction by the Closing, and if the Buyer is not then in material breach of this Agreement, Buyer shall have the option (but not the obligation) exercisable at the Closing to:

             (i) terminate this Agreement in its entirety in which case none of the parties shall have any further liability to the other parties with respect thereto, or terminate this Agreement solely as to the affected Station, in which case the Purchase Price shall be reduced by an amount equal to 110% of the Station Aggregate Value of the affected Station so excluded, except that the Sellers shall have a reasonable period of time, not to exceed sixty (60) days, to effect repairs of the damaged Station Assets before Buyer may exercise its option under this subparagraph 9.1(i), provided, however, that in the event the affected Station is a Severable Station, Buyer shall not have the option to terminate the entire Agreement under this Section 9.l(i), but shall only have the option to terminate this Agreement with respect to the affected Station;

             (ii) postpone the Closing of the affected Station for up to sixty (60) days as necessary to allow the property to be completely repaired, replaced or restored, at the Sellers' sole expense, in which event the Sellers shall use their best efforts to complete such repairs; or

             (iii) elect to consummate the Closing and accept the damaged Station Asset in its "then" condition, in which event the Sellers or CRNY shall assign to Buyer all rights under any insurance claim covering the loss and pay over to the Buyer the proceeds under any such insurance policy previously received by the Sellers and

                          CRNY with respect thereto, provided further that Buyer's election to proceed with the Closing under this Section 9.1(iii) shall not relieve Sellers of any of the indemnification obligations under Article 8 hereof with respect to damaged Station Assets.

9.2. BROADCAST TRANSMISSION OF THE STATIONS PRIOR TO CLOSING. If, prior to the Closing Date, any Station incurs any unusual operating problems (including any event described below), Sellers shall provide Buyer with prompt written notice of such problem and the measures being taken, at Sellers' sole expense, to correct same. If, after the date hereof and prior to the Closing Date, any event occurs which prevents the broadcast transmission of any Station or WJDM for (i) a period of 72 consecutive hours or more, or (ii) six
             (6) separate periods of four (4) hours or more, Buyer shall have the right, by giving written notice to the Sellers of its election to do so, to terminate this Agreement in its entirety or solely with respect to the affected Station, provided, however, in the event the affected Station is a Severable Station, Buyer shall not have the option to terminate the entire Agreement under this
             Section 9.2, but shall only have the option to terminate the Agreement with respect to the affected Station. In the event Buyer decides to terminate this Agreement with respect to the affected Station, the Purchase Price shall be reduced by an amount equal to 110% of the Station Aggregate Value of the affected Station so excluded, except that the Sellers shall have a reasonable period of time, not to exceed sixty (60) days, to effect repairs of the damaged Station Assets before Buyer may exercise its option under this subparagraph 9.2.

9.3. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time on or prior to the Closing Date: (a) by the mutual consent of Sellers and Buyer; (b) by any non-defaulting party hereto if within ten (10) calendar days after the date hereof, applications for FCC consent to the assignment and transfer of control of the Licenses to Buyer that are acceptable for filing, subject to reasonable supplementation and modification, has not been tendered for filing with the FCC (provided that the non-defaulting party shall have used all reasonable efforts to cooperate in the preparation of such application); (c) by any party hereto if the FCC has denied the approvals contemplated by this Agreement in an order which has become Final or granted a hearing on an objection; (d) by written notice of either Buyer or Sellers/CRNY if the other party breaches in any material respect any of its representations, warranties, covenants or agreements contained herein and such breach has not been cured within thirty (30) days of the date of notice of breach is received by the breaching party, provided, however, that no notice of intention to terminate this Agreement pursuant to this
             Section 9.3(d) may be served by a party that is itself in material breach of the Agreement at the time of such notice; (e) by Buyer as provided under Section 6.9.5 (regarding Environmental Matters); (f) by Sellers or Buyer as provided under Section 6.16.7 (regarding a Superior Offer or certain Triggering Event); (g) by Buyer as provided in Section 9.1 (regarding casualty losses); (h) by Buyer as provided under Section 9.2 (regarding broadcast transmission);
             (i) by Buyer as provided under Section 10.3 (regarding FCC designation for hearing); (j) by any non-defaulting party hereto if the Closing has not taken place by the Outside Closing Date (as defined in Section 10.4), (k) by Buyer if not then in material default if Sellers have failed to satisfy the conditions set forth in Section

             11.4, or (l) by Sellers if not then in material default if Buyer has failed to satisfy the conditions set forth in Section 11.5.

9.4. EFFECT OF TERMINATION. In the event this Agreement is terminated as provided in Section 9.3, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; provided that the provisions of Sections 9.4, 10.2, 12.3, and 12.12 shall survive such termination, and provided further that the termination of this Agreement shall not relieve any party of liability for its material breach of this Agreement, provided however, that, if this Agreement is terminated by Sellers pursuant to Section 9.3(d) due to material breach or default by the Buyer of this Agreement, and provided the Sellers are not then in material breach or default of this Agreement, the Sellers shall retain the Deposit as liquidated damages, it being agreed that such payment shall constitute full payment for any and all damages suffered by Sellers and CRNY by reason thereof and that Sellers and CRNY shall have no rights to or claims for damages from Buyer other than the Deposit. Sellers hereby acknowledge that Sellers shall not be entitled to the Deposit if this Agreement is terminated for any reason other than by Sellers pursuant to Section 9.3(d) above, and if this Agreement is terminated other than by Sellers pursuant to Section 9.3(d), the Deposit shall be returned to Buyer.


                                   ARTICLE 10
                       APPLICATION FOR COMMISSION APPROVAL

10.1. FILING AND PROSECUTION OF APPLICATION. Buyer and the Sellers shall, as soon as practicable after the date of this Agreement and in any event not later than ten (10) calendar days after the date hereof, join in applications to be filed with the Commission requesting its written consents to the assignments of the Licenses of the Stations from the License Subsidiaries to Buyer and the transfer of control of WJDM from WJDM Co. to Buyer. The parties shall prepare their own portions of the applications. Buyer, Sellers and CRNY shall take all steps necessary to the expeditious prosecution of such applications to a favorable conclusion, using their best efforts throughout.

10.2. EXPENSES. The parties shall bear their own legal, accounting and other expenses in connection with the consummation of the contemplated transaction except as otherwise specifically provided herein. The parties shall cooperate with the preparation of the Commission applications and in connection with the prosecution of such applications. The filing fees shall be shared equally between the Sellers on the one hand and the Buyer on the other.

10.3. DESIGNATION FOR HEARING. If, for any reason, any application for an assignment or transfer of control of any of the Licenses is designated for hearing by the Commission prior to grant thereof, the Buyer, if not then in material breach hereunder, shall have the right, but not the obligation, by written notice within thirty (30) days of such designation for hearing, to terminate this Agreement, in which case none of the parties shall have any further liability to the other parties with respect thereto, or terminate this Agreement solely as to the Station that is the subject of the hearing, in which case the Purchase Price shall be reduced by an amount equal to 110% of the Station Aggregate Value of the affected Station so excluded, provided, however, in the event the affected Station is a Severable Station, Buyer shall not have the right to terminate the entire Agreement under this Section 10.3, but shall only have the option to terminate this Agreement with respect to the affected Station.

10.4. OUTSIDE CLOSING DATE. Subject to the provisions of Section 10.3 above, if within twelve (12) months from the date hereof (the "Outside Closing Date") (i) the Commission has not given its written consents to the assignments and transfer of control of the Licenses set forth herein or (ii) the other conditions to the obligations of Buyer or Sellers have not been fulfilled then any of the parties, if not then in default, may terminate this Agreement in its entirety. Upon such termination, if not otherwise in material breach or default of this Agreement, none of the parties shall have any right or liability hereunder, and the Deposit shall be returned to Buyer.

10.5. CONTROL OF STATIONS. Until Closing, Buyer shall not directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operations of the Stations or WJDM, but such operations shall be the sole responsibility of the Sellers and CRNY, subject to and consistent with all rules, regulations and policies of the FCC. On and after the Closing Date, the Sellers shall not directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operations of the Stations or WJDM.

10.6. SHARING INFORMATION. Each party hereto shall as promptly as possible, and in any event within two (2) business days, inform the other of any material communications between such party and the FCC or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any such Governmental Authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response to such request


                                   ARTICLE 11
                                     CLOSING

             Subject to the terms and conditions herein stated, the parties agree as follows:

11.1. CLOSING DATE. The Closings of the transactions contemplated under this Agreement shall be held at such time and date or dates as shall be mutually agreed by the Sellers and Buyer; provided, however, that absent such agreement, the Closing shall occur no later than ten (10) calendar days after final Commission approvals of the assignments and transfer of control of all of the Stations' and WJDM's Licenses have become final with any conditions with respect to renewal imposed by such approval having been satisfied, the finality subject to waiver by Buyer ("Final Approval") and all other conditions to Closing shall have been satisfied on or before the Closing Date. (The date scheduled, or required to be scheduled for Closing hereunder is referred to herein as the "Closing Date.") Final Approval shall be the approvals of the FCC to the assignment or transfer of control of the Licenses which are no longer subject to rehearing, reconsideration or review by the Commission or to review by any court under the Communications Act of 1934, as amended, and which actions are not reversed, stayed, enjoined or set aside, and with respect to which no timely request or petition for stay, reconsideration, review or rehearing or a notice of appeal is pending and the time for such filing has expired. Unless otherwise agreed by the parties in writing, the Closing shall take place at the offices of Gray, Cary, Ware & Freidenrich in San Diego, California.

11.2. THE SELLERS' OBLIGATIONS AT CLOSING. At Closing, the Sellers shall deliver to Buyer the following:

             (a) An Assignment of the Licenses described in Schedule A, Warranty Deeds as to the Owned Real Property and an Assignment and Bill of Sale, or similar instruments, including third party consents to all "material" Contracts requiring such consent for assignment, transferring to Buyer all other Acquired Assets to be transferred hereunder, free and clear of all liens, encumbrances and restrictions of any kind whatsoever, except for Permitted Encumbrances;

             (b) An Assignment of the CRNY Stock together with the CRNY Stock certificates and resignations of the officers and directors of CRNY;

             (c)          The business records described in Section 1.7;

             (d) An opinion of the Sellers' counsel, addressed to Buyer in substantially the form attached hereto as Exhibit E;

             (e) Certificates of the CEO of each of Sellers and CRNY verifying that the Sellers' and CRNY's representations, warranties and covenants as provided herein remain materially true and correct up to and through the Closing Date;

             (f) Certificates of Sellers' Secretary certifying as to Sellers', CRNY's and WJDM Co.'s Articles of Incorporation, By-Laws, and Board of Directors and shareholder approvals (all of which shall be attached thereto);

             (g)          The Non-Competition Agreement executed by the
                          President of CBC;

             (h)          The Indemnity Escrow Agreement;

             (i) UCC reports dated not more than fifteen (15) days prior to the Closing Date of the appropriate filing officers in all jurisdictions in which Station Assets are located evidencing no judgments, financing statements, or liens are on file with respect to the Acquired Assets and the CRNY Assets, or, if such report evidences that judgments, financing statements, or liens on file with respect to any Station

                          Assets, a termination statement or other appropriate document signed by the secured party or lienholder evidencing the release or termination of such financing statement or such lien or a pay-off letter from such secured party or lienholder indicating that such party or lienholder will provide such release or termination statement upon receipt of payment from the proceeds of the sale contemplated herein, other than Permitted Encumbrances;

             (j) Good and valid ALTA title insurance commitments dated as of the Closing Date insuring the Buyer's title as fee owner in each parcel of Owned Real Property and each such policy, as to the insurer, the insured, the dollar limit and amount of coverage and the exceptions and conditions thereof shall be, in all respects, in form and substance reasonably satisfactory to the Buyer;

             (k) Internal Revenue Service Form 8594 completed by the Sellers in connection with the acquisition of the Acquired Assets by the Buyer; and

             (j) Such other documents and instruments as might reasonably be requested by Buyer to consummate the transaction contemplated hereunder consistent with the intent expressed herein.

11.3. BUYER'S OBLIGATIONS AT CLOSING. At Closing, Buyer shall deliver to CBC the following:

             (a)          The Purchase Price in the manner set forth in Article
                          4;

             (b) The Non-Competition Agreement and delivery of the initial payment called for thereunder;

             (c)          The Note;

             (d)          The Security Agreement;

             (e) Certified copies of resolutions of the members and managers of Buyer authorizing the transaction contemplated hereby;

             (f) An Agreement to assume the obligations of Sellers under the Contracts with respect to periods of time from and after Closing;

             (g) Internal Revenue Service Form 8594 completed by the Buyer in connection with the acquisition of the Acquired Assets from the Sellers; and

             (h) Such other documents and instruments as might reasonably be requested by Sellers to consummate the transactions contemplated hereunder consistent with the intent expressed herein.

11.4. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transaction herein contemplated at Closing are subject to and conditioned upon:

             (a) The written consents of the Commission evidencing its Final Approvals to the assignments and transfer of control of the Licenses to Buyer with any condition with respect to the grant of a pending renewal application having been satisfied, provided that any such approvals are without any condition that is materially adverse to Buyer;

             (b) The satisfaction at or before Closing of all agreements, obligations, covenants and conditions of the Sellers and CRNY hereunder required to be performed or complied with by them on or before Closing;

             (c) The accuracy of the representations and warranties made by the Sellers and CRNY;

             (d) Written third party consents to all Contracts identified as material on Schedule D where required by the terms of the Contract or substitution by Sellers of equivalent rights without materially adverse impact upon Buyer's enjoyment of the Acquired Assets or the CRNY Assets;

             (e) No Seller, CRNY or Buyer shall be subject to any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

             (f) Delivery of the termination statements, pay-off letters or other appropriate documentation called for to be delivered by Buyer pursuant to Section 11.2(i) so as to result in the release of all security interests in the Station Assets and the CRNY Stock other than Permitted Encumbrances;

             (g) Sellers shall have executed and delivered the Indemnity Escrow Agreement and funded the Indemnity Escrow Account if required pursuant to the terms of
                          Section 4.2.4 hereof;

             (h) Buyer shall have completed its environmental due diligence in accordance with the provisions of Section 6.9, and any remediation required to be performed by Sellers pursuant thereto shall have been completed to Buyer's reasonable satisfaction;

             (i) Buyer shall have received the title insurance commitments required to be delivered by Sellers pursuant to Section 11.2(j), and Buyer shall have completed an inspection of the Real Estate and determined to its reasonable satisfaction that the utility services are adequate to the continued and proper operation of the Stations and WJDM (except with respect to the current tower site of KPLS which is powered by generators) and that the buildings, structures, improvements and fixtures comprising the Real Property are in good and technically sound operating condition in all material respects, have no latent defects of material significance and are reasonably suitable for the purposes for which they are being used, provided, however, that Buyer shall have provided Sellers with notice of any claimed deficiency at least 30 days prior to Closing so as to afford Sellers the opportunity to cure such deficiency, or if such deficiency is discovered by Buyer within thirty (30) days of the Closing, Buyer shall promptly notify Sellers thereof and Sellers shall have up to thirty
                          (30) days to cure such deficiency and Closing will be postponed for such thirty (30) day cure period;

             (j) Sellers shall have complied with each and every one of its obligations set forth in Section 11.2;

             (k) No material adverse change in the condition or status of the Stations, WJDM, the Acquired Assets or the CRNY Assets shall have occurred; and

             (l) The transaction shall have been approved by CBC's shareholders.

11.5. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers and CRNY to consummate the transaction herein contemplated at Closing are subject to and conditioned upon:

             (a) The written consents of the Commission evidencing its Final Approvals to the assignments and transfer of control of the Licenses to Buyer with any condition with respect to the grant of a pending renewal application having been satisfied, provided that any such approval is without any conditions that are materially adverse to the Sellers;

             (b) The satisfaction at or before Closing in all respects of all agreements, obligations and conditions of Buyer hereunder required to be performed or complied with by it at or before the Closing;

             (c) The accuracy of the representations and warranties made by Buyer;

             (d) No Seller, CRNY or Buyer shall be subject to any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

             (e) Buyer shall have complied with each and every one of its obligations under Section 11.3; and

             (f) The transaction contemplated hereby shall have been approved by CBC's shareholders.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

12.1. SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants of Sellers and CRNY contained in this Agreement shall survive for a period of twenty-four (24) months after the Closing Date, except that all representations, warranties and covenants of Sellers and CRNY contained herein with respect to title to the Station Assets and the CRNY Stock contained in Sections 6.5, 6.6.3, 6.12(c) and 6.19.1 and with respect to payment of taxes contained in Sections 6.8, 6.12(e) and 6.19.3 shall survive indefinitely, and, with respect to representations, warranties and covenants subject to Claims for indemnification under Article 8 hereof, provided that notice of such Claim is properly made within twenty-four (24) months of the Closing, such representations, warranties and covenants shall survive until final settlement or adjudication of such Claim.

12.2. EXECUTION OF DOCUMENTS. The parties agree to execute all applications, documents and instruments which may be reasonably necessary for the consummation of the transactions contemplated hereunder, or which might be from time to time reasonably requested by any party hereto in connection therewith, whether before or after the date of Closing.

12.3. NOTICES. All notices, requests, elections, demands and other communications given pursuant to this Agreement shall be in writing and shall be duly given when delivered personally or by facsimile transmission (upon receipt of confirmation) or when deposited in the mail, certified or registered mail, postage prepaid, return receipt requested, and shall be addressed as follows:

             If to the Sellers, CRNY
             or WJDM Co. (or any
             of them):         Children's Broadcasting Corporation
                               724 First Street North, Fourth Floor
                               Minneapolis, Minnesota 55401
                               Attention:  Mr. Christopher T. Dahl, President
                               Facsimile Number: (612) 338-4318

             with copy to:     Children's Broadcasting Corporation
                               724 First Street North, Fourth Floor
                               Minneapolis, Minnesota 55401
                               Attention:  Lance W. Riley, Esq., General Counsel
                               Facsimile Number: (612) 330-9558

             If to Buyer:      Catholic Radio Network, LLC
                               8910 University Lane, Suite 130
                               San Diego, California 92122
                               Attention: Mr. John T. Lynch, President
                               Facsimile Number: (619) 784-6910
             with copies to:   Gray, Cary, Ware & Freidenrich
                               4365 Executive Drive, Suite 1600
                               San Diego, California 92121
                               Attention: Jeffrey T. Baglio, Esq.
                               Facsimile Number: (619) 677-1477

                        and

                               Haley, Bader & Potts, P.L.C.
                               4350 North Fairfax Drive, Suite 900
                               Arlington, Virginia 22203-1633
                               Attention: John M. Pelkey, Esq.
                               Facsimile Number: (703) 841-2345

12.4. EXHIBITS AND SCHEDULES. All Exhibits and Schedules referred to herein are incorporated into this Agreement by reference for all purposes and shall be deemed part of this Agreement.

12.5. ENTIRE AGREEMENT. This Agreement together with all Exhibits and Schedules referred to herein and all other documents executed and delivered by Sellers and Buyer on the date hereof contain all of the terms and conditions agreed upon by the parties hereto with respect to the transactions contemplated hereunder.

12.6. ASSIGNABILITY. None of the parties may assign their rights or obligations under this Agreement without the prior written consent of the other parties, except that the Buyer may make an assignment to an entity under essentially common control as the assigning entity, and Sellers and/or CRNY may make assignments as contemplated under Section 12.10 hereof.

12.7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the representatives, heirs, estates, successors, and assigns of the parties hereto.

12.8. HEADING. The headings contained in this Agreement are for reference only and shall not effect in any way the meaning or interpretation of this Agreement.

12.9. MODIFICATION. No modification of any provision of this Agreement shall be effective unless made in writing and signed by the parties hereto.

12.10 REORGANIZATION OF SUBSIDIARIES. Notwithstanding any covenant or other provision of this Agreement to the contrary, Buyer acknowledges that Sellers may be desirous of merging the License Subsidiaries into the Asset Subsidiaries or similarly reorganizing said entities prior to Closing for tax purposes, and agrees to reasonably cooperate with Sellers if necessary to accomplish such reorganization to the extent that such cooperation is necessary in the execution and delivery of appropriate amendments hereto, consents or applications to the FCC, provided, however, that nothing in this Section 12.10 shall require Buyer to take any action or amend this Agreement in any way if such action or amendment is reasonably likely to delay the Closing, cause any diminution of Buyer's enjoyment of its rights hereunder or cause any economic loss to Buyer as a result. Sellers agree to reimburse Buyer for any legal fees reasonably incurred by Buyer in connection with the fulfillment of its obligations under this Section.

12.11. COUNTERPARTS. This Agreement and any other instrument to be signed by the parties hereto may be executed by the parties, together or separately, in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

12.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the Southern District of California for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and they agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth above shall be effective service of process for any action, suit or proceeding arising out of this Agreement, in the courts of the State of California or the United States of America located in the State of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.13. BROKER COMMISSION. The Sellers and Buyer each represent to the other that they have not engaged a broker in connection with the contemplated transaction, except that CBC has engaged Star Media Group, Inc., and each party agrees to indemnify and hold the other party or parties harmless against any claims made by a broker through it or them in connection with the transactions contemplated hereunder.

12.14. SALES TAX AND EXPENSES. Any sales tax, including bulk sales taxes (if applicable), due upon consummation of this transaction will be computed at Closing and paid by the Sellers and any claims or proceedings arising therefrom shall be the sole responsibility of Sellers. Sellers shall bear all costs, including all policy premiums and surveys associated with obtaining the title insurance commitments and policies required to be delivered pursuant to
             Section 11.2(j) and all real estate transfer taxes. Sellers agree to indemnify and hold Buyer harmless against any such claims in connection with the transactions contemplated hereunder. Each party shall bear its own legal and accounting fees incurred in connection herewith, except as otherwise expressly provided hereunder.

12.15. PUBLIC ANNOUNCEMENTS. Sellers and Buyer shall consult with each other before making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consultation with or written consent of the other party, issue such press release or make such public statement as may be required by applicable law if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

12.16. MAIL. Sellers hereby authorize and empower Buyer from and after the Closing Date (a) to receive and open mail addressed to the Stations and (b) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Stations and WJDM or the Acquired Assets and the CRNY Assets. Sellers agree to deliver to Buyer any mail, checks or other documents received by them pertaining to the Stations, WJDM, the Acquired Assets or the CRNY Assets. Buyer agrees to deliver to Sellers any mail which it receives to which it is not entitled by reason of this Agreement or otherwise and/or to which Sellers are entitled to receive.

12.17. CLAUSES SEVERABLE. The provisions of this Agreement are severable. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, the provision or its application shall be modified to the extent possible to reflect the expressed intent of the parties but in any event, invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application.

             IN WITNESS WHEREOF, the parties hereto, by their properly authorized representatives, have caused this Agreement to be executed as of the day and date first above written.


CHILDREN'S BROADCASTING CORPORATION       CATHOLIC RADIO NETWORK, LLC


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ JOHN T. LYNCH
    ----------------------------------        ----------------------------------
ITS:   President & CEO                    ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF CHICAGO, INC.         WAUR-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF DALLAS, INC.          KAHZ-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF DENVER, INC.          KKYD-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------


CHILDREN'S RADIO OF KANSAS CITY, INC.     KCNW-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF LOS ANGELES, INC.     KPLS-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF MILWAUKEE, INC.       WZER-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF MINNEAPOLIS, INC.     WWTC-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF NEW YORK, INC.        WJDM-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF PHILADELPHIA, INC.    WPWA-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

CHILDREN'S RADIO OF PHOENIX, INC.         KIDR-AM, INC.


BY:  /s/ CHRISTOPHER T. DAHL              BY:  /s/ CHRISTOPHER T. DAHL
    ----------------------------------        ----------------------------------
ITS:  President & CEO                     ITS:  President & CEO
     ---------------------------------         ---------------------------------

                                    EXHIBIT A

                            DEPOSIT ESCROW AGREEMENT


                                SEE SECTION 4.2.1

                                    EXHIBIT B

                                 PROMISSORY NOTE


                                SEE SECTION 4.2.3

                                    EXHIBIT C

                           INDEMNITY ESCROW AGREEMENT


                                SEE SECTION 4.2.4

                                    EXHIBIT D

                            NON-COMPETITION AGREEMENT


                                  SEE SECTION 5

                                    EXHIBIT E

                     OPINION OF SELLERS' AND CRNY'S COUNSEL


                                SEE SECTION 11.2

                                   SCHEDULE A

                      LICENSES, PERMITS AND AUTHORIZATIONS


                                 SEE SECTION 1.1

                                   SCHEDULE B

                                  REAL PROPERTY


                                 SEE SECTION 1.2

                                   SCHEDULE C

                                PERSONAL PROPERTY


                                 SEE SECTION 1.3

                                   SCHEDULE D

                                    CONTRACTS


                                 SEE SECTION 1.4

                                   SCHEDULE E

                               GENERAL INTANGIBLES


                                 SEE SECTION 1.6

                                   SCHEDULE F

                          ALLOCATION OF PURCHASE PRICE


                                 SEE SECTION 4.7

                                   SCHEDULE G

                              LITIGATION AND TAXES


                                 SEE SECTION 6.8

                                   SCHEDULE H

                                    INSURANCE


                                SEE SECTION 6.10

                                   SCHEDULE I

                                 LABOR RELATIONS


                                SEE SECTION 6.15

                                   SCHEDULE J

                                CRNY DISCLOSURES


                                SEE SECTION 6.19

                                   SCHEDULE K

                             MATERIAL ADVERSE CHANGE


                                SEE SECTION 6.21